UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 2, 2003

RENT-WAY, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-22026	25-1407782

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One RentWay Place, Erie, Pennsylvania	16505

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (814) 455-5378

Not Applicable

(Former name or former address, if changed since last report)

RENT-WAY, INC.

Item 5. Other Events and Regulation FD Disclosure.

This current report on Form 8-K is being filed to give effect to the Company’s sale of 295 stores to Rent-A-Center, Inc., which was completed on February 8, 2003, on the Company’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for the fiscal years ended September 30, 2002, 2001 and 2000 appearing in the Company’s Form 10-K for the year ended September 30, 2002 (filed December 30, 2002), as amended by Form 10-K/A (filed March 31, 2003). The 295 stores sold to Rent-A-Center are reflected as discontinued operations in accordance with Statement of Financial Accounting Standard No. 144 (“SFAS 144”), “Accounting for the Impairment on Disposal of Long-Lived Assets.”

The Company previously reported on Form 10-Q/A (filed March 31, 2003) the effect of the sale and treatment of the sold stores as discontinued operations on its condensed consolidated balance sheets as of September 30, 2002 and December 31, 2002 and on its condensed consolidated statements of operations for the quarters ended December 31, 2002 and 2001. The Company also previously reported on Form
8-K (filed March 31, 2003) the effect of the sale and treatment of the sold stores as discontinued operations on its unaudited condensed consolidated balance sheets as of September 30, 2002 and 2001 and on its unaudited condensed consolidated statements of operations for the years ended September 30, 2002, 2001 and 2000, as if the sale occurred at the beginning of each such year.

RENT-WAY, INC.

RENT-WAY, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF RENT-WAY, INC.:

     In our opinion, the consolidated financial statements listed in the index appearing under Item 5 on page 3 present fairly, in all material respects, the financial position of Rent-Way, Inc. and its subsidiaries at September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective October 1, 2001, and as discussed in Note 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” effective October 1, 2000.

PricewaterhouseCoopers LLP

Cleveland, Ohio
December 19, 2002

RENT-WAY, INC.

CONSOLIDATED BALANCE SHEETS
(All dollars in thousands)

	SEPTEMBER 30,

	2002	2001

ASSETS
Cash and cash equivalents	$7,295	$10,515
Prepaid expenses	10,361	13,534
Income tax receivable	4,191	8,239
Rental merchandise, net	147,608	157,060
Rental merchandise deposits and credits due from vendors	995	2,486
Property and equipment, net	49,190	62,600
Goodwill	188,499	250,793
Deferred financing costs, net	1,870	4,136
Intangible assets, net	1,700	2,774
Other assets	4,176	6,587
Assets held for sale (Note 2)	94,909	109,453

Total assets	$510,794	$628,177

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$17,643	$24,212
Liabilities related to assets held for sale (Note 2)	3,286	3,470
Other liabilities	76,061	87,444
Debt	277,207	307,009

Total liabilities	374,197	422,135
Contingencies	—	—
SHAREHOLDERS’ EQUITY:
Preferred stock, without par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, without par value; 50,000,000 shares authorized; 25,685,538 and 24,509,978 shares issued and outstanding, respectively	302,218	295,610
Common stock warrants; 100,000 outstanding	644	—
Loans to shareholders	(282)	(924)
Accumulated other comprehensive income	787	1,654
Accumulated deficit	(166,770)	(90,298)

Total shareholders’ equity	136,597	206,042

Total liabilities and shareholders’ equity	$510,794	$628,177

The accompanying notes are an integral part of these financial statements.

RENT-WAY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(all dollars in thousands, except per share data)

	FOR THE YEARS ENDED SEPTEMBER 30,

	2002	2001	2000

REVENUES:
Rental revenue	$394,036	$409,973	$391,520
Prepaid phone service	37,740	34,739	9,244
Other revenues	61,594	70,582	66,511

Total revenues	493,370	515,294	467,275
COSTS AND OPERATING EXPENSES:
Depreciation and amortization:
Rental merchandise	133,416	155,193	123,537
Property and equipment	24,636	28,972	24,437
Amortization of goodwill and other intangibles	2,277	15,394	12,023
Cost of prepaid phone service	23,697	19,976	5,988
Salaries and wages	121,199	127,027	123,359
Advertising, net	27,084	20,264	19,469
Occupancy	31,715	39,414	35,734
Other operating expenses	105,977	130,939	144,710

Total costs and operating expenses	470,001	537,179	489,257

Operating income (loss)	23,369	(21,885)	(21,982)
OTHER INCOME (EXPENSE):
Interest expense	(43,045)	(35,787)	(22,747)
Equity loss of subsidiary	—	—	(573)
Amortization of deferred financing costs	(1,395)	(1,115)	(654)
Interest income	357	259	126
Other income, net	2,364	(10,779)	1,709

Loss from continuing operations before income taxes, cumulative effect of change in accounting principle and discontinued operations	(18,350)	(69,307)	(44,121)
Income tax expense (benefit)	16,483	—	(200)

Loss from continuing operations before cumulative effect of change in accounting principle and discontinued operations	(34,833)	(69,307)	(43,921)
Cumulative effect of change in accounting principle	(41,527)	—	—
Income (loss) from discontinued operations	(112)	5,682	15,880

Net loss	$(76,472)	$(63,625)	$(28,041)

LOSS PER COMMON SHARE:
Basic loss per share
Loss before cumulative effect of change in accounting principle and discontinued operations	$(1.39)	$(2.83)	$(1.88)

Net loss	$(3.06)	$(2.60)	$(1.20)

Diluted loss per common share
Loss before cumulative effect of change in accounting principle and discontinued operations	$(1.39)	$(2.83)	$(1.88)

Net loss	$(3.06)	$(2.60)	$(1.20)

Weighted average number of shares outstanding (in thousands):
Basic	25,021	24,501	23,314

Diluted	25,021	24,501	23,314

The accompanying notes are an integral part of these financial statements.

RENT-WAY, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
(all dollars and shares in thousands)

	COMMON STOCK		COMMON STOCK WARRANTS
					LOANS		OTHER	RETAINED	TOTAL
					TO	ACCUMULATED	COMPREHENSIVE	EARNINGS	SHARE-
			NUMBER OF		SHARE-	COMPREHENSIVE	INCOME	(ACCUMULATED	HOLDERS'
	SHARES	AMOUNT	WARRANTS	AMOUNT	HOLDERS	INCOME (LOSS)	(LOSS)	DEFICIT)	EQUITY

Balance at September 30, 1999	21,976	$257,481	—	$—	$(362)	$—	$—	$1,368	$258,487

Net loss	—	—	—	—	—	—	—	(28,041)	(28,041)
Issuance of common stock to 401(k) plan (Note 18)	46	1,025	—	—	—	—	—	—	1,025
Issuance of common stock under stock option plans including tax benefit (Note 16)	621	8,400	—	—	(902)	—	—	—	7,498
Payment of loans by directors (Note 15)	(25)	—	—	—	649	—	—	—	649
Interest on loans to directors (Note 15)	—	—	—	—	(75)	—	—	—	(75)
Conversion of convertible debt	1,495	20,000	—	—	—	—	—	—	20,000
Write-off deferred financing cost on convertible debt	—	(715)	—	—	—	—	—	—	(715)
Issuance of common stock to Gateway (Note 17)	349	9,038	—	—	—	—	—	—	9,038
Purchase of business	2	50	—	—	—	—	—	—	50
Repurchase of common stock (Note 15)	(5)	(94)	—	—	—	—	—	—	(94)

Balance at September 30, 2000	24,459	295,185	—	—	(690)	—	—	(26,673)	267,822
Net loss	—	—	—	—	—	—	(63,625)	(63,625)	(63,625)
Issuance of common stock to 401(k) plan (Note 18)	45	299	—	—	—	—	—	—	299
Issuance of common stock under stock option plans including tax benefit (Note 16)	6	126	—	—	—	—	—	—	126
Recording of swap transitional asset (Note 11)	—	—	—	—	—	2,510	2,510	—	2,510
Amortization of swap transitional asset (Note 11)	—	—	—	—	—	(856)	(856)	—	(856)
Issuance of loans to directors to exercise stock options (Note 15)	—	—	—	—	(159)	—	—	—	(159)
Payment of loans by directors (Note 15)	—	—	—	—	2	—	—	—	2
Interest on loans to directors (Note 15)	—	—	—	—	(77)	—	—	—	(77)
Total comprehensive income (loss)	—	—	—	—	—	—	(61,971)	—	—

Balance at September 30, 2001	24,510	295,610	—	—	(924)	1,654	—	(90,298)	206,042

Net loss	—	—	—	—	—	—	(76,472)	(76,472)	(76,472)
Amortization of transitional asset (Note 11)	—	—	—	—	—	(867)	(867)	—	(867)
Issuance of common stock under stock option plans including tax benefit (Note 16)	62	251	—	—	—	—	—	—	251
Issuance of common stock to Calm Waters Partnership (Note 17)	1,000	5,356	—	—	—	—	—	—	5,356
Issuance of stock warrants to Calm Waters Partnership (Note 17)	—	—	100	644	—	—	—	—	644
Issuance of common stock to Mass Mutual Corporate Investors (Note 17)	114	1,107	—	—	—	—	—	—	1,107
Costs associated to private placement of securities	—	(106)	—	—	—	—	—	—	(106)
Payment of loans by directors (Note 15)	—	—	—	—	683	—	—	—	683
Interest on loans to directors (Note 15)	—	—	—	—	(41)	—	—	—	(41)
Total comprehensive income (loss)	—	—	—	—	—	—	(77,339)	—	—

Balance at September 30, 2002	25,686	$302,218	100	$644	$(282)	$787	$—	$(166,770)	$136,597

The accompanying notes are an integral part of these financial statements.

RENT-WAY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(all dollars in thousands)

	FOR THE YEARS ENDED SEPTEMBER 30,

	2002	2001	2000

OPERATING ACTIVITIES:
Net loss	$(76,472)	$(63,625)	$(28,041)
Adjustments to reconcile net loss to net cash used in operating activities:
(Income) loss from discontinued operations	112	(5,682)	(15,880)
Depreciation and amortization	160,329	199,559	159,997
Deferred income taxes	—	—	98
Deferred financing costs write-off	3,810	—	—
Goodwill impairment	58,935	—	—
Issuance of common stock to 401(k) plan	—	299	1,025
Write-off of property and equipment	1,571	4,454	12,896
Gain on sale of assets	(552)	(2,172)	—
Other	—	—	(64)
CHANGES IN ASSETS AND LIABILITIES:
Prepaid expenses	3,173	463	(6,868)
Rental merchandise	(123,367)	(98,562)	(179,212)
Rental merchandise deposits and credits due from vendors	1,491	30,803	(33,289)
Income tax receivable	4,048	12,368	(15,639)
Other assets	1,669	6,685	(3,243)
Accounts payable	(1,421)	(22,105)	27,996
Other liabilities	1,128	20,402	21,553

Net cash provided by (used in) continuing operations	34,454	82,887	(58,671)
Net cash provided by (used in) discontinued operations	14,248	11,732	(7,517)

Net cash provided by (used in) operating activities	48,702	94,619	(66,188)

INVESTING ACTIVITIES:
Purchase of businesses, net of cash acquired	(1,095)	(658)	(14,484)
Purchases of property and equipment	(11,399)	(9,802)	(34,276)
Proceeds from sale of assets	2,152	8,512	—

Net cash used in investing activities	(10,342)	(1,948)	(48,760)

FINANCING ACTIVITIES:
Book overdraft	(5,148)	3,567	(1,107)
Proceeds from borrowings	664,000	506,720	132,431
Payments on borrowings	(693,353)	(587,563)	(13,650)
Payments on capital leases	(12,033)	(15,243)	(13,302)
Deferred financing costs	(2,940)	(183)	(2,705)
Issuance of common stock	7,252	126	8,243
Issuance of common stock to Gateway	—	—	7,000
Purchase of common stock	—	—	(94)
Loans to shareholders	—	(234)	—
Interest on shareholder loans	(41)	—	—
Payment of loans by directors	683	—	140

Net cash provided by (used in) financing activities	(41,580)	(92,810)	116,956

Increase (decrease) in cash and cash equivalents	(3,220)	(139)	2,008
Cash and cash equivalents at beginning of year	10,515	10,654	8,646

Cash and cash equivalents at end of year	$7,295	$10,515	$10,654

The accompanying notes are an integral part of these financial statements.

RENT-WAY, INC.

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BUSINESS AND ORGANIZATION. Rent-Way, Inc. is a corporation organized under the laws of the Commonwealth of Pennsylvania. The Company operates a chain of stores that rent durable household products such as home entertainment equipment, furniture, major appliances, computers, and jewelry to consumers on a weekly or monthly basis in forty-two states. The stores are primarily located in the Midwestern, Eastern and Southern regions of the United States. Commencing January 1, 2000, the Company also provides prepaid local phone service to consumers on a monthly basis through its majority-owned subsidiary, dPi Teleconnect, LLC (“DPI”).

     BASIS OF PRESENTATION. The Company presents an unclassified balance sheet to conform to practice in the industry in which it operates. The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

     ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     RENTAL MERCHANDISE, RENTAL REVENUE AND DEPRECIATION. Rental merchandise is rented to customers pursuant to rental agreements, which provide for either weekly, biweekly, semi-monthly or monthly rental payments collected in advance. Rental revenue is recognized as collected, since at the time of collection the rental merchandise has been placed in service and costs of installation and delivery have been incurred. This method of revenue recognition does not produce materially different results than if rental revenue was recognized over the weekly, biweekly, semi-monthly or monthly rental term. At the end of each rental period, the customer can renew the rental agreement.

     Merchandise rented to customers or available for rent is classified in the consolidated balance sheet as rental merchandise and is valued at cost on a specific identification method. Write-offs of rental merchandise arising from customers’ failure to return merchandise and losses due to excessive wear and tear of merchandise are recognized using the direct write-off method, which is materially consistent with the results that would be recognized under the allowance method.

     The Company uses the units of activity depreciation method for all rental merchandise except computers. Under the units of activity method, rental merchandise is depreciated as revenue is collected or earned during free-rent promotions. This rental merchandise is not depreciated during periods when it is not on rent and therefore not generating rental revenue. Computers, added to the Company’s product line in June 1999, are principally depreciated on the straight-line basis over 12 months to 24 months, depending on the type of computer.

     VOLUME REBATES. The Company participates in volume rebate programs with some of its rental merchandise suppliers. On an annual basis, management calculates the amount of the rebate and submits a request for payment. Upon receipt of the rebate, the Company records deferred income. The rebate is amortized on a straight-line basis over 18 to 20 months, the average life of the underlying rental merchandise, commencing on the date cash is received and is recorded as on offset to rental merchandise depreciation expense.

     PREPAID PHONE SERVICE. Prepaid phone service is provided to customers on only a prepaid month-to-month basis. Prepaid phone service revenues are comprised of monthly service revenues and activation revenues. Monthly service revenues are recognized on a straight-line basis over the related monthly service period, commencing when the service period begins. The cost of monthly service is also recognized over the monthly service period and is included in “cost of prepaid phone service” in the Statement of Operations. Activation revenues and costs are recognized on a straight-line basis over the estimated average life of the customer relationship.

     OTHER REVENUE. Other revenue includes revenue from various services and charges to rental customers, including late fees, liability waiver fees, processing fees, sales of used merchandise and preferred Customer Club membership fees. Other revenue is recognized as collected. This method of revenue recognition does not produce materially different results than if other revenue was recognized when earned.

RENT-WAY, INC.

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued:

     COMPREHENSIVE INCOME. Comprehensive income encompasses net income and changes in the components of accumulated other comprehensive income not reflected in the Company’s Consolidated Statements of Operations during the periods presented. Accumulated other comprehensive income consists of the transition asset recorded at the time of adoption of SFAS No. 133.

     STATEMENT OF CASH FLOWS INFORMATION. Cash and cash equivalents consist of cash on hand and on deposit and highly liquid investments with maturities of three months or less when purchased. Cash equivalents are stated at cost, which approximates market value. The Company maintains deposits with several financial institutions. The Federal Deposit Insurance Corporation does not insure deposits in excess of $100 and mutual funds.

     Supplemental disclosures of cash flow information for the years ended September 30, 2002, 2001, and 2000, are as follows:

	2002	2001	2000

CASH PAID (RECEIVED) DURING THE YEAR FOR:
Interest	$39,308	$30,847	$27,272
Income taxes, net of refunds	(3,227)	(12,368)	14,451
NONCASH INVESTING ACTIVITIES:
Assets acquired by assumption of liabilities in purchase business combinations	$—	$—	$368
Assets acquired under capital lease (Note 13)	2,880	18,692	12,620
NONCASH FINANCING ACTIVITIES:
Common stock issued in purchase business combinations	$—	$—	$50
Issuances of common stock to 401(k) plans (Note 18)	—	344	1,025
Loans to directors for exercise of stock options (Note 15)	—	—	902
Receipt of stock for repayment of directors loans	—	—	488
Conversion of convertible debt, net of deferred financing costs (Note 10)	—	—	19,285
Gateway exclusively arrangement	—	—	2,038

     PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION AND AMORTIZATION. Property and equipment are stated at cost. Additions and improvements that significantly extend the lives of depreciable assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. The Company’s corporate headquarters and other buildings are depreciated over periods ranging from 20 to 40 years on a straight-line basis. Depreciation of furniture and fixtures, signs and vehicles is provided over the estimated useful lives of the respective assets (three to five years) on a straight-line or an accelerated basis. Leasehold improvements are amortized over the shorter of the useful life of the asset or the effective term of the lease. Property under capital leases is amortized over the respective lease term on a straight-line basis (see Note 13). The Company incurs repairs and maintenance costs and costs for signage applied to its owned and leased vehicles. The Company has determined that the cost to account for capitalization of certain of these costs is not cost beneficial.

     The Company reviews the recoverability of the carrying value long-term assets using an undiscounted cash flow method. The Company performed a detailed analysis of its property and equipment, and as a result of this analysis, the Company has written-off through an adjustment to other operating expenses, property and equipment of $4,415 and $8,237 for the years ended September 30, 2001 and 2000, respectively. During fiscal 2002, the Company believes that no additional impairment of long-lived assets has occurred, and that no reduction of the estimated useful lives is warranted other than the write-offs that occur in the normal course of business.

     INCOME TAXES. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at year end using income tax rates under existing legislation expected to be in effect at the date such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will expire before the Company is able to realize their benefit, or that future deductibility is uncertain. Deferred income taxes are adjusted for tax rate changes as they occur.

     GOODWILL. Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued:

tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying Consolidated Statements of Operations for fiscal year ended September 30, 2002, compared to $12.7 million for the year ended September 30, 2001. The Company calculated an impairment to goodwill of $58.9 million, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41.5 million (net of $17.4 million in income taxes). (See Note 5.)

     INTANGIBLE ASSETS. Customer contracts are stated at cost less amortization calculated on a straight-line basis over 18 months. Product exclusivity agreements are stated at cost less amortization calculated on a straight-line basis over 36 months. Deferred financing costs are stated at cost less amortization calculated on a straight-line basis over the term of the related debt agreements, which range from four to ten years. Non-compete agreements and prepaid consulting fees are stated at cost less amortization calculated on a straight-line basis over the terms of the related agreements, which range from two to seven years.

     ADVERTISING EXPENSE. The Company incurs three types of advertising costs: production and printing, distribution, consisting primarily of postage, and communication. Advertising costs for production and printing are generally expensed when incurred. Advertising costs for distribution, consisting primarily of postage, are expensed over the period covered by the promotion. Cost of communicating is expensed as the communication occurs as advertisements.

     LOSS PER COMMON SHARE. Basic loss per common share is computed using losses available to common shareholders divided by the weighted average number of common shares outstanding. Diluted loss per common share is computed using losses available to common shareholders adjusted for anticipated interest savings, net of related taxes, for convertible subordinated notes and debentures, and the weighted average number of shares outstanding is adjusted for the potential impact of options, warrants and convertible subordinated notes and debentures where the effects are dilutive.

     FAIR VALUE DISCLOSURE. Fair values of the Company’s interest rate swap agreements have been determined from information obtained from independent third parties. Fair values of other assets and liabilities including letters of credit, debt and accounts payable are estimated to approximate their carrying values.

     DERIVATIVE FINANCIAL INSTRUMENTS. The Company uses derivative financial instruments to reduce the impact on interest expense of fluctuations in interest rates on a portion of its credit facility (see Notes 10 and 11). The Company does not enter into derivative financial instruments for trading or speculative purposes.

     STOCK-BASED COMPENSATION. The Company accounts for stock based compensation issued to its employees and non-employee directors in accordance with APB No. 25, “Accounting For Stock Issued to Employees” and has elected to adopt the “disclosure only” provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

DISCONTINUED OPERATIONS. On December 17, 2002, the Company entered into a definitive purchase agreement to sell 295 stores to Rent-A-Center. Accordingly, for financial statement purposes, the assets, liabilities and results of operations of this component have been segregated from those of continuing operations and are presented in the Company’s financial statements as discontinued operations (see Note 2).

RECLASSIFICATIONS. Certain amounts in the September 30, 2001 and 2000, Condensed Consolidated Balance Sheet and the Condensed Consolidated Statement of Operations for the years ended September 30, 2001 and 2000, were reclassified to conform to the September 30, 2002 presentation.

2.     DISCONTINUED OPERATIONS:

     On December 17, 2002, the Company entered into a definitive purchase agreement to sell 295 stores to Rent-A-Center, Inc. for approximately $101,500. These stores are all included in the household rental segment. The transaction closed on February 8, 2003. The final purchase price for the stores was approximately $100,400. As required under the Company’s credit agreement, all proceeds of the sale, net of transaction costs, store closing and similar expenses, will be used to pay existing bank debt. Of the approximate

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

2.     DISCONTINUED OPERATIONS, continued:

$100,400 purchase price, $10,000 is being held back by Rent-A-Center to secure the Company’s indemnification obligations, $5,000 for 90 days following closing and $5,000 for 18 months following closing. Also, there is a $24,500 escrow held by National City Bank for 180 days to fund transaction expenses. The assets being sold include rental merchandise, vehicles under capital leases and certain fixed assets. Vehicle lease obligations will be paid by the Company out of the proceeds from the sale. The Company will record receivables for the holdbacks based upon its ability to fully satisfy the indemnification obligations of the agreement. Subsequent to the completion of the sale, the Company will operate 766 stores in 33 states.

This asset group is distinguishable as a component of the Company and classified as held for sale in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment on Disposal of Long-Lived Assets.” Direct costs to transact the sale are comprised of, but not limited to, broker commissions, legal and title transfer fees and closing costs, and will reduce any gain on sale.

In connection with the sale of the stores, the Company has and will continue to incur additional direct costs related to the sale and exit costs related to these discontinued operations. Costs associated with an exit activity include, but are not limited to termination benefits, costs to terminate a contract that is not a capital lease and costs to consolidate facilities or relocate employees, in accordance with Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” There will be a transition period as defined in the asset purchase agreement comprised of a period of thirty days from the date immediately following the closing date. During this transition period, the Company will be liable for certain exit costs attributable to the operation and transition of the purchased stores, including, but not limited to, rent, utilities, costs applicable to office equipment, costs associated with vehicles, employee payroll, health and other employee benefits, workers compensation claims, health care claims and all other costs related to transition personnel. The Company will accrue for employee separation costs as costs are incurred. These costs will be included in the results of discontinued operations in accordance with SFAS 146.

Interest on debt that is required to be repaid as a result of the disposal transaction is allocated to results from discontinued operations. The effective interest rate on the outstanding debt of the Company for the period reported is applied to the $68,643 anticipated debt pay down from the proceeds. The amount of interest reclassified to loss from discontinued operations is $8,587, $5,951 and $6,692 for the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

Related operating results have been reported as discontinued operations in accordance with SFAS 144. The Company has reclassified the results of operations of the component to be disposed in all periods in accordance with provisions of SFAS 144. There have been no corporate expenses (including advertising expense) included in expenses from discontinued operations. Revenues and net income from the discontinued operations were as follows:

	Year Ended	Year Ended	Year Ended
	September 30, 2002	September 30, 2001	September 30, 2000

Revenues	$133,059	$139,324	$125,411
Expenses from discontinued operations (including exit costs and interest expense)	(133,171)	(133,642)	(109,531)
Income tax benefit	—	—	—

Net (loss) income from discontinued operations	$(112)	$5,682	$15,880

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

2. DISCONTINUED OPERATIONS, continued:

Assets and liabilities of the stores held for sale included in the Condensed Consolidated Balance Sheet are as follows:

	September 30,	September 30,
	2002	2001

Assets:
Rental Merchandise, net(1)	$48,456	$61,913
Goodwill	41,291	41,291
Property and equipment, net	5,126	6,192
Utility Deposits	36	57

	$94,909	$109,453

Liabilities:
Vehicle lease obligation	$3,181	$3,364
Customer deposits	105	106

	$3,286	$3,470

(1) Rental merchandise and property and equipment classified as held for sale are long-lived assets and have not been depreciated while classified as held for sale in accordance with SFAS 144 with the effect from the measurement date of December 17, 2002. Held for sale assets are carried at the lower of carrying amount or fair value.

Property and equipment held for sale was comprised of the following:

	September 30,	September 30,
	2002	2001

Leasehold improvements	$3,274	$3,659
Computer equipment	596	729
Furniture and fixtures	818	979
Vehicles	5,500	5,393
Accumulated depreciation	(5,062)	(4,568)

Property and equipment, net	$5,126	$6,192

3. BUSINESS RATIONALIZATION:

     The Company periodically closes under-performing stores and takes other actions to maximize its overall profitability. In connection with the closing of stores and taking other actions, it incurs employee severance, fixed asset write offs, lease termination costs before escalation cost adjustment, net of sublease revenue, and other direct exit costs related to these activities. Employee severance costs related to the closing of under-performing stores were immaterial in each of the periods reported below. The net amount of these costs charged to income were as follows:

	Fixed Asset	Lease
	Write-Offs	Termination Costs	Total

Balance at September 30, 1999	$—	$2,273	$2,273
Fiscal 2000 Provision	885	2,185	3,070
Amount utilized in fiscal 2000	(885)	(2,028)	(2,913)

Balance at September 30, 2000	$—	$2,430	$2,430
Fiscal 2001 Provision	1,646	5,043	6,689
Amount utilized in fiscal 2001	(1,646)	(2,389)	(4,035)

Balance at September 30, 2001	—	5,084	5,084

Fiscal 2002 Provision	373	458	831
Amount utilized in fiscal 2002	(373)	(3,407)	(3,780)

Balance at September 30, 2002	$—	$2,135	$2,135

Lease termination costs will be paid according to the contract terms.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

4. NEW ACCOUNTING STANDARDS:

     In August 2002, FASB issued Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 address financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company is currently evaluating the provisions of this Statement and will require reclassification of the extraordinary item to continuing operations.

     In April 2002, FASB issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). SFAS 145 updates, clarifies, and simplifies existing accounting pronouncements. The Company is currently evaluating the provisions of this Statement.

     In August 2001, FASB issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is currently evaluating the provisions of this Statement.

     In June 2001, FASB issued Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations (“SFAS No. 143”). SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is currently evaluating the provisions of this Statement.

5. GOODWILL — ADOPTION OF STATEMENT 142:

     Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. SFAS 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment while the second phase, if necessary, measures the impairment. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, no amortization for such goodwill and indefinite lived intangibles was recognized in the accompanying Consolidated Statements of Operations for fiscal year ended September 30, 2002, compared to $12.7 million and $13.6 million for the years ended September 30, 2001, and 2000, respectively.

     In accordance with the provisions of SFAS 142, the Company completed, with the assistance of an independent valuation firm, phase one of the impairment test consisting of a comparison of the fair value with the carrying amount for goodwill and indefinite lived intangibles that existed on the Company’s balance sheet at the date of its adoption. Based upon its preliminary analysis from the phase one impairment test, the Company identified indicators of possible impairment resulting in a reduction of forecasted cash flows related to the household rental segment. The total enterprise value, as determined by independent valuation experts, represents a combination of the market multiple, discounted cash flow and comparable transaction approaches.

     During the quarter ended September 30, 2002, the Company performed, with the assistance of an independent valuation firm, the phase two impairment test of the carrying value to determine the amount of the write down. This assessment resulted in an impairment write-down of $58.9 million, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41.5 million (net of $17.4 million in income taxes). In accordance with the transitional implementation guidance of SFAS 142, the write down was recorded retroactive to the Company’s first quarter results of operations. A reconciliation of the previously reported net loss and loss per share as if SFAS 142 had been adopted as of October 1, 2000, is presented as follows:

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

5. GOODWILL — ADOPTION OF STATEMENT 142, continued:

	September 30,

	2002	2001	2000

Reported net loss	$(76,472)	$(63,625)	$(28,041)
Add back: Goodwill amortization	—	12,691	13,570

Adjusted net loss	$(76,472)	$(50,934)	$(14,471)

Basic loss per share
Reported basic loss per share	$(3.06)	$(2.60)	$(1.20)
Goodwill amortization	—	0.52	0.58

Adjusted basic loss per share	$(3.06)	$(2.08)	$(0.62)

Diluted loss per share:
Reported diluted loss per share	$(3.06)	$(2.60)	$(1.20)
Goodwill amortization	—	0.52	0.58

Adjusted diluted loss per share	$(3.06)	$(2.08)	$(0.62)

(1)	The goodwill amortization included in discontinued operations was $1,794 and $1,832 for the fiscal years ended September 30, 2001 and 2000, respectively.

The following table shows the net carrying value of goodwill as of September 30,2002, for the Company’s segments:

	Household	Prepaid Telephone	Total
	Rental Segment	Service Segment	Segments

Goodwill	$223,196	$6,594	$229,790
Goodwill, held for sale	41,291	—	41,291

Goodwill, continuing operations	$181,905	$6,594	$188,499

Goodwill held for sale was determined based upon the fair value of the 295 stores sold to Rent-A-Center, Inc., with the assistance of an independent valuation firm.

The following table reflects the components of amortizable intangible assets at September 30, 2002:

	Purchase Price	Cumulative Amortization	Net Carrying Amount

Amortizable intangible assets:
Non-compete agreements	$2,610	$(1,699)	$911
Customer contracts	1,021	(631)	390
Exclusivity agreement	2,050	(1,651)	399

	$5,681	$(3,981)	$1,700

At September 30, 2002, future aggregate annual amortization of amortizable intangible assets is as follows:

Fiscal Year	Amount

2003	$1,258
2004	331
2005	97
2006	10
2004	4

$1,700

     Amortization expense of amortizable intangible assets for the year ended September 30, 2002, was $2,277.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

5. GOODWILL — ADOPTION OF STATEMENT 142, continued:

     The changes in the carrying amount of goodwill for the fiscal years ended September 30 were as follows:

	Household	Prepaid Telephone
	Rental Segment	Service Segment	Total

Balance of September 30,1999	$307,381	$—	$307,381
Additions	4,105	7,958	12,063
Amortization	(12,954)	(564)	(13,518)

Balance of September 30,2000	298,532	7,394	305,926
Additions	144	—	144
Amortization	(13,186)	(800)	(13,986)

Balance of September 30,2001	285,490	6,594	292,084
Impairment	(58,935)	—	(58,935)
Other(1)	(3,359)	—	(3,359)

Balance of September 30,2002	$223,196	$6,594	$229,790

(1)	Reversal of an income tax contingency established as a part of purchase accounting in prior years which was determined to be no longer needed during the fourth quarter of 2002.

6. MERGERS, ACQUISITIONS, AND DISPOSALS:

     PURCHASE ACQUISITIONS: During fiscal 2002, the Company entered into asset purchase and sale agreements whereby the Company in exchange for nine stores and approximately $0.1 million in cash received the rental merchandise and rental contracts of ten stores. The Company recognized a gain of approximately $0.5 million and exchanged assets with a net book value of $0.8 million.

     In October 2001, the Company purchased for $0.3 million in cash customer agreements and active rental merchandise which was combined with an existing store. There was no gain or loss on the transaction.

     In April and May 2001, the Company entered into asset purchase and sale agreements whereby the Company exchanged three stores for two stores and approximately $0.1 million in cash. The Company recognized a gain of approximately $0.1 million as a result of these transactions. The Company also exchanged assets with a net book value of $0.3 million for assets with a fair value of $0.3 million.

     During 2001, the Company sold nine stores in several transactions in exchange for $886 in cash. In connection with these transactions, the Company sold assets with a net book value of $755 and recorded a gain of $131.

     On January 4, 2000, the Company acquired a 49% interest in dPi Teleconnect, LLC (“DPI”), a privately held provider of prepaid local phone service. In exchange for the 49% interest, the Company paid consideration of $6,400 in cash. The Company on May 22, 2000, after receiving regulatory approval, exercised an option to acquire an additional 21% interest for $1,100 to bring its total interest to 70%. The excess of the acquisition costs over the estimated fair value of net assets acquired (“goodwill”) of $7,958 was originally being amortized on a straight-line basis over 10 years. The Company adopted SFAS 142 effective October 1, 2001, which cessated amortization of this asset. See Footnote No. 5 for disclosure of the cumulative effect of change in accounting principle. Liabilities acquired were $400 with acquisition costs of $58. For the period January 1, 2000, to March 31, 2000, DPI was accounted for under the equity method and since March 31, 2000, is consolidated. The Company has recorded 100% of the losses of DPI. The Company will record 100% of the income of DPI until the accumulated deficit is absorbed.

     On September 24, 2001, the Company sold 27 rental-purchase stores to Rent-A-Center, Inc. (“Rent-A-Center”) in exchange for $4,983 in cash. Pursuant to the terms of the sales agreement, $250 of the sales price was placed in escrow, subject to the terms of the escrow agreement to satisfy sellers’ representations and warranties and any sales price adjustments. The Company recognized a gain of $1,871 as a result of the transaction with Rent-A-Center.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

7. RENTAL MERCHANDISE AND PROPERTY AND EQUIPMENT:

     Cost and accumulated depreciation of rental merchandise consists of the following:

	SEPTEMBER 30,

	2002	2001

Cost	$375,713	$396,004
Less accumulated depreciation	179,429	175,830
Less deferred credits	220	1,201

	196,064	218,973
Less rental merchandise held for sale	(48,456)	(61,913)

Rental merchandise, continuing operations	$147,608	$157,060

     The Company uses a direct-ship policy from their vendors to the stores. As a result, the Company has eliminated the need for internal warehousing and distribution.

     This policy reduces the amount of rental merchandise not on rent. On-rent and held for rent levels of net rental merchandise consists of the following:

	SEPTEMBER 30,

	2002	2001

On-rent merchandise	$299,782	$325,778
Held for rent merchandise	75,931	70,226

	$375,713	$396,004

     The Company uses the direct write-off method in accounting for losses (see Note 1). These losses are recorded in other operating expenses and were incurred as follows:

	SEPTEMBER 30,

	2002	2001

Lost merchandise	$2,317	$3,026
Stolen merchandise	15,795	17,864
Discarded merchandise	3,138	8,988

	21,250	29,878
Less losses included in discontinued operations	(8,153)	(8,279)

Losses included in continuing operations	$13,097	$21,599

     Property and equipment consists of the following:

	SEPTEMBER 30,

	2002	2001

Transportation equipment	$49,986	$53,099
Furniture and fixtures	32,130	31,272
Leasehold improvements	33,996	31,328
Signs	6,501	5,959
Buildings	5,741	6,434
Land	1,956	2,004
Construction in progress	—	24

	130,310	130,120
Less accumulated depreciation and amortization	75,994	61,328

	54,316	68,792
Less property and equipment held for sale	(5,126)	(6,192)

Property and equipment, continuing operations	$49,190	$62,600

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

8. RENTAL MERCHANDISE DEPOSITS AND CREDITS DUE FROM VENDORS:

     On August 31, 2000, the Company prepaid for $39,000 of rental merchandise and in return, received an $825 prepayment discount in the form of cash from the vendors. As the Company places orders, these vendors reduce their respective prepaid balance. As of September 30, 2002, 2001, and 2000, $39,000, $38,156 and $8,383, respectively of rental merchandise had been received against the prepayment. The prepayment discount has been deferred and is being recognized as a reduction of rental merchandise depreciation expense over the life of the rental merchandise.

     The Company had credits due from vendors for the return of merchandise in the amount of $995, $1,642 and $2,672 as of September 30, 2002, 2001 and 2000, respectively. The credits are reduced when the Company purchases additional products from the vendors.

9. OTHER LIABILITIES:

     Other liabilities consist of the following:

	2002	2001	2000

Capital lease obligation	$16,895	$26,048	$22,598
Swap liability	9,712	10,191	—
Accrued interest	15,993	8,046	948
Accrued property taxes	4,857	4,833	3,950
Accrued salaries, wages, tax and benefits	14,018	18,597	15,156
Vacant facility lease obligations	1,857	5,329	2,486
Accrued taxes	761	5,881	4,914
DPI — deferred revenue	1,997	1,286	2,054
Other	13,257	10,703	15,781

	79,347	90,914	67,887
Less other liabilities held for sale	(3,286)	(3,470)	(1,784)

Other liabilities, continuing operations	$76,061	$87,444	$66,103

10. DEBT:

     Debt consists of the following:

	SEPTEMBER 30,

	2002	2001	2000

Senior credit facility	$277,121	$306,421	$387,708
Notes Payable	86	588	144

	$277,207	$307,009	$387,852

     The Company’s credit facility, co-led by National City Bank of Pennsylvania, acting as administrative agent, Bank of America, N.A., acting as documentation agent, and Bank of Montreal and Harris Trust and Savings Bank, acting as syndication agents, provided for loans and letters of credit of up to a maximum of $363,548 (revolving notes and letters of credit up to a maximum of $75,000 and varying based on the applicable period, Terms Loans A $117,567, and Term Loans B $170,981). The credit facility is secured by substantially all of the Company’s assets. The amendment amended the Company’s credit facility dated September 23, 1999, as amended November 17, 1999; December 6, 1999; December 7, 1999; June 28, 2000 and October 5, 2001.

     In November 2000, absent a waiver, the Company would have failed to meet certain covenants in its bank credit facility including financial covenants, monthly and quarterly financial reporting requirements and record keeping requirements. The Company obtained a waiver of these requirements conditioned on the non-occurrence of certain events. As a result of the Company’s announcement in December 2000 of an increase in the total adjustments resulting from the accounting matters under investigation, the waiver expired by its terms, and the Company and its bank lenders entered into a forbearance agreement dated December 18, 2000. The forbearance agreement limited revolving credit loans and letters of credit to $91,124. The forbearance agreement was subsequently amended several times. The Sixth Amendment to the forbearance agreement, which expired on October 5, 2001, limited the maximum borrowings under the revolving portion of the credit facility to $61,128. The Company amended its credit facility October 5, 2001.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

10. DEBT, continued:

     On June 24, 2002, the Company amended its credit facility. The amendment modified the maximum leverage ratio, the minimum interest coverage ratio and the fixed charge coverage ratio covenants.

     On December 13, 2002, the Company again amended its credit facility. This amendment modified the maximum leverage ratio, the minimum interest coverage ratio, the minimum consolidated net worth and the fixed charge coverage ratio covenants for periods after September 30, 2002, through December 31, 2003. In consideration for the amendment to the credit facility, the Company will pay 17.5 basis points to approving lenders as an amendment fee. The amendment fee shall be payable the earlier of a.) the receipt of proceeds from material asset sales, or b.) December 31, 2003. In the event the Company fails to comply with its covenants in the credit facility, it would be unable to borrow under the facility. The Company will be able to comply with covenants based upon its fiscal 2003 projections.

     Under the credit facility, the Company may borrow funds under a base rate option plan or euro-rate option plan. Under the base rate option plan, the Company may borrow funds based on a spread of prime rate plus 450 to 500 basis points. In addition, payment-in-kind interest at a rate of 200 to 500 basis points per annum is due and payable in cash on the maturity date of the term loans. The payment-in-kind margin is determined based on the ratio of debt to cash flows from operations during the period.

     Under the euro-rate option, the Company may borrow funds based on a spread of the LIBOR plus 550 to 600 basis points. In addition, payment-in-kind interest at a rate of 200 to 500 basis points per annum is due and payable in cash on the maturity date of the term loans. The payment-in-kind margin is determined based on the ratio of debt to cash flows from operations during the period. Borrowings under the euro-rate option require the Company to select a fixed interest period during which the euro-rate is applicable with the borrowed amount not to be repaid prior to the last day of the selected interest period. In addition, borrowing tranches under the euro-rate option must be in multiples of $1,000. Commitment fees associated with the credit facility are in a range from 0.375% to 0.500% for each bank’s unused commitment.

     The principal amount of the Term Notes A under the credit facility is payable in quarterly payments due on the last day of each December, March, June, and September, beginning with the quarter ended December 31, 2001, as follows:

Quarters ending on following date	Amount of principal payment due on payment date

12/31/01 through 6/30/02	$5,722
9/30/02 through 6/30/03	$7,153
9/30/03	$8,583
12/31/03	remaining principal balance outstanding

     The principal amount of Term Notes B under the amended facility is payable in eight quarterly payments due on the last day of each December, March, June, and September beginning with the quarter ended December 31, 2001, and continuing through the quarter ending September 30, 2003, each payment equal to $444. The remaining principal balance is due on December 31, 2003.

     The aggregate amount of all the revolving credit loans and letters of credit shall not exceed the lender’s revolving credit ratable share of the following amounts during the following applicable period of time:

Maximum available for Revolving Credit Loans

Applicable period	and Letters of Credit

Closing date through 12/24/01	$61,128
12/25/01 through 2/28/02	$75,000
3/01/02 through 6/30/02	$61,128
7/01/02 through 9/30/02	$55,000
10/01/02 through expiration date	$50,000

     The credit facility requires the Company to meet certain financial covenants and ratios including maximum leverage, minimum interest coverage, minimum net worth, fixed charge coverage, and rental merchandise usage ratios. In addition, the Company must meet requirements regarding monthly, quarterly, and annual financial reporting. The credit facility also contains non-financial covenants, which restrict actions of the Company with respect to the payment of dividends, acquisitions, mergers, disposition of assets

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

10. DEBT, continued:

or subsidiaries, issuance of capital stock, and capital expenditures. The Company may at any time repay outstanding borrowings, in whole or part, without premium or penalty, except with respect to restrictions identified with the selection of the euro rate option. As of September 30, 2002, the Company was in compliance with all covenants contained in the credit facility.

     In the event that the leverage ratio as measured at June 30, 2003, for the four fiscal quarters then ended, is equal to or greater than 2.25 to 1.00, the Company will issue to the lenders warrants (the “Lender Warrants”) for the purchase of the Company’s common stock and will deliver the Registration Rights Agreement in the form provided for in the Lender Warrants. The shares of common stock that will be obtained by the lenders upon the exercise of the Lender Warrants shall equal 15% of the total outstanding voting power of all the outstanding shares of the Company immediately prior to the exercise of the Lender Warrants. The Lender Warrants shall be allocated to the lenders based upon each lender’s ratable share. The Company shall at all times maintain a sufficient number of authorized shares of its common stock to permit the exercise by the lenders of the conversion of the Lender Warrants into shares of the Company’s common stock.

     As a result of the amendment of the credit facility that occurred on October 5, 2001, the Company wrote off a portion of the bank fees associated with previous amendments to the credit facility. The amount of deferred finance costs was $4,089 of which $3,368 related to the term loans and was recorded as an extraordinary item and $442 relating to the revolving notes and was recorded in interest expense on the Company’s Consolidated Statement of Operations for the year ended September 30, 2002.

     As of September 30, 2002, the Company’s credit facility debt under both the euro-rate option and the base-rate options plans were as follows:

BORROWING OPTION PLAN	AMOUNT	RATE

Euro-rate tranche	$90,134	7.29813%
Euro-rate tranche	166,319	7.79813%
Euro-rate tranche	5,000	7.36000%
Base-rate tranche	15,668	9.25000%

Total	$277,121

     The rates listed in the above table do not include payment-in-kind interest. As of September 30, 2002, payment-in-kind interest is accruing at 450 basis points on the Term Loans A and revolving notes and 500 basis points on the Term Loans B. The principal amount of Term Notes A and B are payable in quarterly payments due on the last day of each December, March, June, and September beginning with the quarter ended December 31, 2001. At September 30, 2002, aggregate annual maturities of debt are as follows:

	Senior Credit	Notes
Fiscal Year	Facility	Payable	Total

2003	$31,817	$16	$31,833
2004	245,304	19	245,323
2005	—	22	22
2006	—	27	27
2007	—	2	2
Thereafter	—	—	—

	$277,121	$86	$277,207

     The Company’s weighted average interest rate was 15.114%, 11.224%, and 8.912% for the years ended September 30, 2002, 2001 and 2000, respectively.

     At September 30, 2002 and 2001, book overdrafts of $306 and $5,454, respectively, were included in accounts payable in the accompanying Condensed Consolidated Balance Sheets.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

11. DERIVATIVE FINANCIAL INSTRUMENTS:

     At September 30, 2002, the Company had interest rate swaps in the notional amount of $163,100, and a fair market value of $9,712, which is recorded as a liability. The variable pay interest rate ranges from 5.09% to 6.97%. The maturity dates run through August 2005.

     In June 1998, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SAFS No. 133”). SFAS No. 133 requires the recognition of the fair value of all derivative instruments on the balance sheet. The Company adopted SFAS No. 133 and the corresponding amendments under SFAS No. 138 effective October 1, 2000. As a result of the adoption, the Company recognized the fair value of its interest rate swap portfolio at the adoption date on its balance sheet as an asset amounting to $2,510. This transitional amount is being amortized straight-line over the remaining lives of the individual interest rate swap agreements in place at the adoption date.

     The Company’s interest rate swaps do not meet the qualifications for hedge accounting treatment under SFAS No. 133. For the years ended September 30, 2002 and 2001, the Company’s change in the fair market value of the interest rate swap portfolio of $479, a gain, and ($12,642), a loss, respectively, was charged to “other income/expense” on the Company’s Consolidated Statements of Operations.

12. INSURANCE CHARGE AND RECOVERY

     In fiscal 2002, the Company recorded in income as a reduction of other operating expense, a reimbursement of defense costs related to the derivative and class action lawsuits in the amount of $1,900.

     The Company also recorded a net charge of $4,600 against income, which consisted of upward adjustments to various of the Company’s retrospective and other insurance programs based upon a change in estimate.

13. COMMITMENTS AND CONTINGENCIES:

     The Company leases substantially all of its retail stores under non-cancelable agreements generally for initial periods ranging from three to five years. The store leases generally contain renewal options for one or more periods of three to five years. Most leases require the payment of taxes, insurance, and maintenance costs by the Company. The Company leases certain transportation equipment under capital leases and, to a lesser extent, operating leases, under arrangements that expire over the next 5 years. At September 30, 2002, future minimum rental payments under non-cancelable capital and operating leases are as follows:

	CAPITAL LEASES	OPERATING LEASES

2003	$9,311	$32,908
2004	7,232	28,032
2005	1,085	22,436
2006	416	15,415
Thereafter	36	26,593

Total minimum payments required	18,080	125,384
Amount representing interest obligations under capital lease	1,185	—

	$16,895	$125,384

     The capital lease agreements have a minimum lease term of one year and permit monthly renewal options and contain residual lease guarantees. The Company has retained the leased vehicles an average of 48 months which represents the period through which renewal of the leases have historically been probable as a result of continuously decreasing costs of operation.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

13. COMMITMENTS AND CONTINGENCIES, continued:

     The Company’s investment in transportation equipment under capital leases was as follows:

	2002	2001

Transportation Equipment	$49,842	$52,990
Less accumulated amortization	32,947	26,942

Net transportation equipment under capital lease	$16,895	$26,048

     Rent expense under operating leases for the years ended September 30, 2002, 2001, and 2000 was $33,970, $39,140, and $36,444, respectively.

     The Company, its firm of independent accountants, and certain of its current and former officers were served with a consolidated class action complaint filed in the U.S. District Court for the Western District of Pennsylvania. The complaint alleges that, among other things, as a result of accounting irregularities, the Company’s fiscal 1998, 1999, and 2000 financial statements were materially false and misleading thus constituting violations of federal securities laws by the Company, by its firm of independent accountants and by certain officers. The action alleges that the defendants violated Sections 10(b) and/or Section 20(a) of the Securities Exchange Act and Rule 10b-5 promulgated thereunder. The action seeks damages in unspecified amounts. The action purports to be brought on behalf of purchasers of the Company’s common stock during various periods, all of which fall between December 10, 1998, and October 27, 2000. Rent-Way filed a motion to dismiss the complaint, which was denied. Discovery regarding class certification issues has begun and is continuing.

     Certain of Rent-Way’s officers and directors and Rent-Way, as nominal defendant, have been sued in a shareholder derivative action brought on behalf of Rent-Way in the U.S. District Court for the Western District of Pennsylvania. The derivative complaint purports to assert claims on behalf of Rent-Way against the defendants for violation of duties asserted to be owed by the defendants to Rent-Way and which relate to the events which gave rise to the purported class actions described above. All proceedings in the derivative case have been stayed pending the resolution of the class action lawsuit.

     Pursuant to its bylaws, Rent-Way is obligated under certain circumstances to indemnify its officers and directors for the costs they incur as a result of the investigations and lawsuits and against claims within the lawsuits.

     While it is not feasible to predict or determine the final outcome of these or similar proceedings, or to estimate the amounts or potential range of loss with respect to these matters, management believes that an adverse outcome with respect to such proceedings could have a material adverse impact on the Company’s financial position, results of operations or cash flows.

     The Company is subject to legal proceedings and claims in the ordinary course of its business that have not been finally adjudicated. Certain of these cases have resulted in initial claims totaling $17,463. However, all but $817 of such claims are, in the opinion of management, covered by insurance policies or indemnification agreements, or create only remote potential of any liability exposure to the Company, and therefore should not have a material effect on the financial position or results of operations of the Company. Additionally, threatened claims exist for which management is not yet able to reasonably estimate a potential loss. In management’s opinion, none of these claims will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

     The Company is self-insured for certain losses related to workers’ compensation, employee medical, vehicle and general liability.

     The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims. Self-insurance reserves are accrued based upon the Company’s estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company’s historical experience. The Company has obtained letters of credit of $6,050 to guarantee the payment of future claims.

     The Company has approximately $484 recorded as deposits held for customers.

     Also, see Note 15 for related party commitments.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

14. INCOME TAXES:

     The Company’s income tax expense (benefit) consists of the following components:

	FOR THE YEARS ENDED SEPTEMBER 30,

	2002	2001	2000

Current expense (benefit):
Federal	$—	$—	$(297)
State and local	—	—	—

	—	—	(297)

Deferred expense (benefit):
Federal	13,941	—	78
State and local	2,542	—	19

	16,483	—	97

Income tax expense (benefit)	$16,483	$—	$(200)

     A reconciliation of the income tax expense (benefit) compared with the amount at the U.S. statutory tax rate of 35% is shown below:

	FOR THE YEARS ENDED SEPTEMBER 30,

	2002	2001	2000

Tax provision at U.S. statutory rate	$(5,283)	$(22,927)	$(9,884)
State and local income taxes, net of federal benefit	(1,653)	(4,213)	(1,607)
Nondeductible goodwill and purchase contracts	—	1,337	1,355
Deferred tax valuation allowance	23,382	25,640	9,033
Limitation on loss based on tax ownership of LLC	—	—	425
Other	37	163	478

Income tax expense (benefit)	$16,483	$—	$(200)

     At September 30, 2002 and 2001, the components of the net deferred tax asset (liability) are as follows:

	2002	2001

Rental merchandise	$(20,723)	$(25,502)
Property and equipment	6,245	4,918
Operating loss carryforwards	65,345	50,334
Intangibles	5,457	(5,994)
Accrued expenses	2,505	5,485
Other	437	438
Tax credits	1,192	1,143
Swap agreements	3,486	3,376
Deferred tax valuation allowance	(63,944)	(34,198)

Net deferred tax asset (liability)	$—	$—

     As of September 30, 2002, the Company has net operating loss carryforwards of approximately $166,695 for income tax purposes, expiring in years through fiscal 2022. Additionally, as of September 30, 2002, the Company has alternative minimum tax credits of approximately $1,027.

     At September 30, 2001, the valuation allowance was $34,198. At September 30, 2002, it was increased by $29,746, of which $320 is the tax benefit of the transitional swap amount recorded to equity. A portion of this increase was a result of a modification to the operating loss carryforwards based on actual filed tax returns. This amount represents the full net deferred tax asset. Approximately $3,497 of the operating loss carryforwards will result in a credit to shareholders’ equity when it is determined they can be utilized.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

15. RELATED PARTY TRANSACTIONS:

     During fiscal years ended September 30, 2002, 2001, and 2000, the Company leased one location from a company controlled by a principal shareholder. Rent paid during these years related to this lease was $49.

     During fiscal 2002, 2001 and 2000 the Company executed notes receivable aggregating $0, $159 and $902, respectively from directors of the Company resulting from the exercise of stock options. The notes are full recourse promissory notes bearing interest at 10% per annum. On November 1, 2000, the Company received a note receivable with a balance of $159 from a director of the Company related to a personal loan. The note is a full recourse promissory note and bears interest at 10% per annum. During fiscal 2000, $140 of the notes was repaid in cash and $488 was paid by the return of common stock of the Company related to option exercises. At September 30, 2002, 2001 and 2000, the Company held notes receivable which were due within one year and unpaid interest thereon of $282, $924 and $690, respectively and interest income was $41, $77 and $75, respectively for the years then ended. The notes are reflected as a reduction to shareholders’ equity in the Company’s Consolidated Balance Sheet.

     In fiscal 2000, the Company paid cash of $94 to a director of the Company for the repurchase of common stock shortly after the issuance of common stock through exercise of a stock option. Therefore, the Company recorded compensation expense of $49 related to this transaction.

     The Company has entered into a consulting agreement with a director of the Company that provides for the payment of $100 per year for 10 years commencing October 1, 1999.

16. STOCK OPTIONS:

     In March 1999, the Board of Directors of the Company adopted, and the shareholders approved, the Rent-Way, Inc. 1999 Stock Option Plan (the “1999 Plan”) which authorizes the issuance of up to 2,500,000 shares of common stock pursuant to stock options granted to officers, directors, key employees, consultants, and advisors of the Company. The option exercise price will be at least equal to the fair market value of the Company’s common stock on the grant date. The 1999 Plan will expire in March 2009 unless terminated earlier by the Board of Directors. The authorized number of shares, the exercise price of outstanding options, and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations, and similar transactions. The 1999 Plan is administered by the Stock Option Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 1999 Plan. As of September 30, 2001, 2,266,825 options at an exercise price ranging from $4.063 to $31.625 were granted under the 1999 Plan.

     In June 1992, the Board of Directors of the Company adopted, and the shareholders have approved, the Rent-Way, Inc. Stock Option Plan of 1992 (the “1992 Plan”) which authorizes the issuance of up to 600,000 shares of common stock pursuant to stock options granted to officers, directors, key employees, consultants, and advisors of the Company. The option exercise price will be at least equal to the fair market value of the Company’s common stock on the grant date. The 1992 Plan will expire in June 2002 unless terminated earlier by the Board of Directors. The authorized number of shares, the exercise price of outstanding options and the number of shares under option are subject to appropriate adjustment for stock dividends, stock splits, reverse stock splits, recapitalizations and similar transactions. The 1992 Plan is administered by the Compensation Committee of the Board of Directors who select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the 1992 Plan.

     The Board of Directors of the Company also adopted, and the shareholders have approved the Rent-Way, Inc. 1995 Stock Option Plan (the “1995 Plan”), which authorizes the issuance of up to 2,000,000 shares of common stock pursuant to stock options granted to officers, directors, and key employees of the Company. The 1995 Plan is administered by the Compensation Committee of the Board of Directors and contains terms and provisions substantially identical to those contained in the 1992 Plan.

     On November 8, 1995, Alrenco approved a stock incentive plan (the “Alrenco Plan”) under which 450,000 common shares were reserved. Under the Alrenco Plan, Alrenco was entitled to grant its employees incentive stock options or nonqualified stock options to purchase a specified number of shares of common stock at a price not less than fair market value on the date of grant and for a term not to exceed 10 years. In addition to the stock options, Alrenco was entitled to grant stock appreciation rights (“SAR”), restricted stock awards and options to directors. SARs and options to directors were required to be granted at a minimum of fair market value at

RENT-WAY, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

16. STOCK OPTIONS, continued:

the date of grant and restricted stock awards at a price to be determined by the Alrenco Board of Directors’ compensation committee. Directors who were not involved in day-to-day management of Alrenco were initially entitled to a grant of 5,000 shares and, on each of their next five anniversaries, an automatic 1,000 share grant. On January 23, 1996, Alrenco granted 105,000 shares of restricted stock to two key employees, which vested at the earlier of a change in control or at the end of seven years. As a result of the merger with RTO, Inc. (“RTO”), these shares automatically vested on February 26, 1998. Compensation expense of $988 was recorded related to Alrenco Plan for the year ended September 30, 1999.

     RTO adopted the 1996 Employee Stock Option Plan (the “RTO Plan”) to attract and retain employees. Under the RTO Plan, RTO was entitled to grant options to purchase a total of not more than 1,027,973 shares of common stock, subject to anti-dilution and other adjustment provisions provided, however, that the maximum number of shares subject to all options granted to an individual under the Plan would not exceed 50% of the shares of common stock authorized for issuance. No options could be granted under the RTO Plan after the tenth anniversary of the RTO Plan. The options vest over a four-year period and expire on the tenth anniversary following the date of grant. RTO also adopted the 1996 Stock Option Plan for Non-Employee Directors (the “Director’s Plan”) that provided for the granting to non-employee directors of stock options to purchase up to 448,975 shares of RTO’s common stock.

     Pursuant to the terms of the merger agreement between Rent-Way and Home Choice, each Home Choice stock option which was outstanding and unexercised at the date of the merger was converted into an option to purchase Rent-Way’s common stock. The number of shares subject to the Home Choice options was equal to the product of the number of shares of Home Choice common stock subject to Home Choice options and 0.588, the exchange ratio. On June 13, 2002, option holders of the Company (other than officers and directors) were issued new options in replacement of options previously cancelled pursuant to the Company’s exchange offer. The new options were issuable on the date six months and one day after the date of cancellation. The exercise price of the new options is $11.67 per share, which was the closing price of the Company’s common stock on the New York Stock Exchange on June 13. As of December 11, 2001 (the expiration date of the Company’s offer), 1,109,580 options to acquire common stock were cancelled pursuant to the offer on June 13, 2002. 1,008,272 options were issued in replacement thereof.

     The following is a summary of activity of the Company’s stock options during the years ended September 30, 2002, 2001 and 2000, and has been restated to include the activity of Home Choice’s stock options based on an exchange ratio of 0.588:

		WEIGHTED AVERAGE
STOCK OPTIONS	SHARES	PRICE PER SHARE

September 30, 1999	3,155,209	$21.21

Granted	1,588,700	$18.45
Exercised	(594,550)	$14.23
Cancelled	(133,720)	$21.66

September 30, 2000	4,015,639	$21.07

Granted	617,565	$6.63
Exercised	(6,214)	$20.24
Cancelled	(459,382)	$20.06

September 30, 2001	4,167,608	$19.07

Granted	1,741,035	$10.13
Exercised	(61,800)	$9.40
Cancelled	(2,189,612)	$20.92

September 30, 2002	3,657,231	$13.98

     At September 30, 2002, stock options representing 2,311,022 shares are exercisable at prices ranging from $4.06 to $32.00 per share and grant dates ranging from July 15, 1995, to June 13, 2002.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

16. STOCK OPTIONS, continued:

     For various price ranges, outstanding stock options at September 30, 2002 were as follows:

Range of	Shares of	Shares of Exercisable
Exercise Price	Outstanding Options	Options

$4.06-$10.00	1,337,700	767,430
10.01- 15.00	1,096,835	548,696
15.01- 20.00	325,610	200,514
20.01- 25.00	375,728	349,566
25.01- 30.00	513,858	438,820
30.01- 32.00	7,500	5,996

     The Company accounts for stock based compensation issued to its employees and directors in accordance with APB No. 25 and has elected to adopt the “disclosure only” provisions of SFAS No. 123.

     For SFAS No. 123 purposes, the fair value of each option granted under the 1992 Plan, the 1995 Plan, and the 1999 Plan is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in fiscal 2002, 2001 and 2000: expected volatility ranging from 47.41% to 95.23%, risk-free interest rates between 3.40% and 6.81%, and an expected life of five years.

     If the Company had elected to recognize the compensation cost of its stock option plans based on the fair value of the awards under those plans in accordance with SFAS No. 123, net loss and loss per common share would have been increased to the pro-forma amounts below:

	FOR THE YEARS ENDED SEPTEMBER 30,

	2002	2001	2000

Net loss before cumulative effect of change in accounting principle and discontinued operations:
As reported	$(34,833)	$(69,307)	$(43,921)
Pro-forma	(46,659)	(78,729)	(51,691)
Net loss:
As reported	$(76,472)	$(63,625)	$(28,041)
Pro-forma	(88,298)	(73,047)	(35,811)
Diluted loss per common share:
Net loss before cumulative effect of change in accounting principle and discontinued operations
As reported	$(1.39)	$(2.83)	$(1.88)

Pro-forma	$(1.86)	$(3.21)	$(2.22)

Net loss
As reported	$(3.06)	$(2.60)	$(1.20)

Pro-forma	$(3.52)	$(2.98)	$(1.54)

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

17. SHAREHOLDERS’ EQUITY:

     On April 18, 2002, the Company sold 1 million restricted common shares and warrants (valued according to the Black Scholes valuation method) to acquire 100,000 common shares to Calm Waters Partnership and two other investors (the “Investors”) for $6,000. The warrants have an exercise price of $9.35 per share, subject to adjustment. In addition, the agreement calls for the Investors to purchase an additional 2,640,000 common shares for $16,500 and to receive a warrant to purchase 250,000 shares of common stock at an exercise price equal to the greater of 105% of the last reported sale price of common stock on the day preceding the second closing date or $1.50. The Investors’ obligation to purchase the additional shares is subject to certain conditions including that a replacement of the Company’s existing credit facility occur on or prior to December 31, 2002, conditions related to the Company’s existing class action litigation and ongoing investigations, quarterly aggregate EBITDA, among others. The Company has also agreed to issue a warrant to purchase 333,000 shares of common stock to the Investors if the Company fails to achieve aggregate EBITDA of $80 million or more for the 12-month period commencing on April 1, 2002. The warrant exercise price per share is based upon the Company’s EBITDA for such period.

     On April 28, 2000, the Company entered into a three-year agreement with Gateway Companies, Inc. (“Gateway”) to be an authorized supplier of Gateway personal computers and related peripherals in the rental purchase industry. Gateway agreed not to enter into any similar arrangements with any of the Company’s largest industry competitors, but had the option to cancel the exclusivity provisions of the agreement if the Company did not meet specified purchase volume requirements. Although the Company did not meet the purchase volume requirements under the agreement, Gateway has continued to abide by the exclusivity provisions of the agreement. As part of this transaction, Gateway invested $7,000 for 348,910 shares of the Company’s common stock with a fair value of $9,038.

     In July 1995, in connection with the Company’s acquisition of McKenzie Leasing Corporation and the issuance of its 10% Convertible Subordinated Notes due 2002, Rent-Way issued warrants to purchase 105,000 shares of common stock at $9.94 per share to Massachusetts Mutual Life Insurance Company and its affiliates. The warrants are exercisable at any time for a period of seven years from their issue dates and are subject to anti-dilution provisions providing for appropriate adjustment in the event of any reclassification, stock dividend, stock split, or similar transactions, and stock issuances below the warrant exercise price. On July 15, 2002, 114,000 shares were exercised.

     In accordance with ETIF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” the Company has recorded an intangible asset in the amount of $2,038 for the value of the exclusivity agreement. The Company is amortizing this amount over a 36-month period.

18. EMPLOYEE BENEFIT PLANS:

     Effective January 1, 1994, Rent-Way established the Rent-Way, Inc. 401(k) Retirement Savings Plan (the “RentWay Plan”). Participation in the Plan is available to all Company employees who meet the necessary service criteria as defined in the Plan agreement. Company contributions to the Plan are based on a percentage of the employees’ contributions, as determined by the Board of Directors, and amounted to $0, $344, and $1,025, in the form of the Company’s common stock for the years ended September 30, 2002, 2001 and 2000, respectively. The Company contributed cash of $1,105, which includes $36 of forfeitures, and $823 for the years ended September 30, 2002 and 2001, respectively.

     As a result of the significant price drop in Rent-Way stock following disclosure of the accounting investigation, the Company made additional cash contributions of $255 and $366 to the Rent-Way Plan in order to restore a portion of the loss in value of Rent-Way stock held in participant accounts under the plan for the years ended September 30, 2002, and 2001, respectively. The Company also committed to make additional contributions in future years to the extent the Rent-Way stock price does not reach certain levels. The Company has also amended the plan to limit the amount of a participant’s contribution that can be invested in Rent-Way common stock.

     At September 30, 2000, the Company had two other active 401(k) retirement savings plans: the America’s Sales & Leasing 401(k) Plan (the “America’s Plan”), and the RentaVision, Inc. 401(k) Plan (the “RentaVision Plan”). Each plan was available to all Company employees who met the necessary service criteria as defined in the plan agreements. Company contributions to the plans are based on a percentage of the employees’ contributions. The Home Choice Plan was merged on January 1, 2000, and the America’s Plan and RentaVision Plan were merged effective January 1, 2001, into the Rent-Way Inc., Plan.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

19. LOSS PER SHARE:

     Basic loss per common share is computed using losses available to common shareholders divided by the weighted average number of common shares outstanding. Diluted loss per common share is computed using losses available to common shareholders and the weighted average number of shares outstanding adjusted for the potential impact of options and warrants where the effects are dilutive. Because operating results were at a loss for the years ended September 30, 2002, 2001 and 2000, basic and diluted loss per common share were the same.

     The following table discloses the reconciliation of numerators and denominators of the basic and diluted loss per share computation:

	FOR THE YEARS ENDED SEPTEMBER 30,

	2002	2001	2000

COMPUTATION OF LOSS PER SHARE:
Loss from continuing operations before cumulative effect of change in accounting principle and discontinued operations	(34,833)	(69,307)	(43,921)
Cumulative effect of change in accounting principle	(41,527)	—	—
Income (loss) from discontinued operations	(112)	5,682	15,880

Net loss	$(76,472)	$(63,625)	$(28,041)

Weighted average common shares used in calculating basic loss per share	25,021	24,501	23,314
Add-incremental shares representing:
shares issuable upon exercise of stock options, stock warrants and escrowed shares (1)	—	—	—

Weighted average number of shares used in calculation of diluted loss per share (in 000’s)	25,021	24,501	23,314

BASIC loss per share
Loss before cumulative effect of change in accounting principle and discontinued operations	$(1.39)	$(2.83)	$(1.88)
Cumulative effect of change in accounting principle	(1.66)	—	—
Discontinued operations	(0.01)	0.23	0.68

Net loss	$(3.06)	$(2.60)	$(1.20)

DILUTED loss per share
Loss before cumulative effect of change in accounting principle and discontinued operations	$(1.39)	$(2.83)	$(1.88)
Cumulative effect of change in accounting principle	(1.66)	—	—
Discontinued operations	(0.01)	0.23	0.68

Net loss	$(3.06)	$(2.60)	$(1.20)

(1)	Including the effects of these items for the years ended 2002, 2001 and 2000 would be anti-dilutive. Therefore, 7,767; 3,863; and 3,800 of antidilutive common shares are excluded from consideration in the calculation of diluted loss per share for the years ended September 30, 2002, 2001 and 2000, respectively.

20. SEGMENT INFORMATION:

     Rent-Way is a national rental-purchase chain, which provides a variety of services to its customers including rental of household items and prepaid local telephone service. The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which disaggregates its business by product category. The Company’s reportable segments are household rentals and prepaid telephone service. Its household rental segment rents name brand merchandise such as furniture, appliances, electronics and computers on either a weekly, biweekly, semimonthly or monthly basis. Its prepaid telephone service segment provides a local dial tone on a month-by-month basis.

RENT-WAY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(all dollars in thousands, except per share data)

20. SEGMENT INFORMATION, continued:

     The financial results of the Company’s segments follow the same accounting policies as described in “Summary of Significant Accounting Policies” (see Note 1).

	Household Rental	Prepaid Telephone
	Segment	Service Segment	Total Segments

For the year ended September 30, 2002
Total revenues	$455,630	$37,740	$493,370
Operating income (loss)	21,265	2,104	23,369
Net income (loss)	(78,818)	2,346	(76,472)
Total Assets	506,221	4,573	510,794
For the year ended September 30, 2001
Total revenues	480,555	34,739	515,294
Operating income (loss)	(25,625)	3,740	(21,885)
Net income (loss)	(67,342)	3,717	(63,625)
Total Assets	621,886	6,291	628,177
For the year ended September 30, 2000
Total revenues	458,032	9,243	467,275
Operating income (loss)	(18,043)	(3,939)	(21,982)
Net income (loss)	(23,994)	(4,047)	28,041
Total Assets	762,237	4,074	766,311

21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

Fiscal Year 2002	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,

	2002	2002	2002	2001(1)

Total revenues	$117,836	$125,936	$129,025	$120,573
Operating income (loss)	5,688	6,857	10,303	519
Net income (loss) before cumulative effect of change in accounting principle and discontinued operations	(6,382)	(6,297)	400	(22,528)
Net income (loss)	(7,858)	(5,989)	1,597	(64,222)
Income (loss) applicable to common shares	(7,858)	(5,989)	1,597	(64,222)
Basic:
Earnings (Loss) before cumulative effect of change in accounting principle and discontinued operations	(0.25)	(0.25)	0.02	(0.92)
Net Loss	(0.31)	(0.24)	0.07	(2.62)
Diluted:
Earnings (loss) before cumulative effect of change in accounting principle and discontinued operations	(0.25)	(0.25)	0.02	(0.92)
Net loss	(0.31)	(0.24)	0.07	(2.62)
Weighted average shares outstanding
Basic	25,671	25,364	24,530	24,512
Diluted	25,671	25,364	24,633	24,512

Fiscal Year 2001		For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,

	2001	2001	2001	2000

Total revenues	$122,546	$129,582	$137,693	$125,473
Operating income (loss)	(13,519)	(785)	6,011	(13,592)
Net income (loss) before cumulative effect of change in accounting principle and discontinued operations	(23,819)	(10,487)	(8,087)	(26,914)
Net income (loss)	(25,152)	(8,697)	(4,025)	(25,751)
Income (loss) applicable to common shares	(25,152)	(8,697)	(4,025)	(25,751)
Basic:
Earnings (Loss) before cumulative effect of change in accounting principle and discontinued operations	(0.97)	(0.43)	(0.33)	(1.10)
Net Loss	(1.03)	(0.35)	(0.16)	(1.05)
Diluted:
Earnings (loss) before cumulative effect of change in accounting principle and discontinued operations	(0.97)	(0.43)	(0.33)	(1.10)
Net loss	(1.03)	(0.35)	(0.16)	(1.05)
Weighted average shares outstanding
Basic	24,510	24,510	24,509	24,475
Diluted	24,510	24,510	24,509	24,475

(1)	Restated for the write-down of goodwill in accordance with the transitional implementation guidance of SFAS 142 (see Footnote 5).

22. SUBSEQUENT EVENTS:

     On December 13, 2002, the Company amended its credit facility (See Note 10). In consideration for the amendment to the credit facility, the Company will pay 17.5 basis points to approving lenders as an amendment fee. The amendment fee shall be payable the earlier of the receipt of proceeds from material asset sales or December 31, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

     On December 17, 2002, the Company entered into a definitive purchase agreement to sell 295 stores to Rent-A-Center, Inc. for $101.5 million, subject to downward adjustment for store performance prior to closing. The stores are located in 38 states and had aggregate average monthly revenues for the three months ended October 31, 2002, of approximately $10.1 million. Closing of the transaction contemplated by the definitive purchase agreement is subject to several conditions, including clearance under the Hart-Scott-Rodino Act and other customary conditions. As required under the Company’s credit facility, all proceeds of the sale, net of transaction, store closing and similar expenses, will be used to pay outstanding bank debt. Of the approximate $101.5 million sale price, an aggregate of $10 million is subject to a holdback by Rent-A-Center to secure the Company’s indemnification obligations—$5 million for 90 days and $5 million for 18 months. A copy of the definitive purchase agreement is filed as Exhibit 2.11 to the Company’s annual report Form 10-K. Following completion of the sale, the Company will operate 766 stores in 33 states.

OVERVIEW

     Rent-Way is the second largest operator in the rental-purchase industry with 1,062 stores in 42 states as of September 30, 2002. The Company offers quality brand name home entertainment equipment, furniture, appliances, computers, and jewelry to customers under full-service rental-purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. The Company also provides prepaid local phone service to consumers on a monthly basis through DPI. Segment information for the Company is presented in Note 20 of the notes to the financial statements included in this report. The Company has not presented separate information in this Item 7 regarding its prepaid telephone service segment except in the discussion of total revenues and operating income. The Company believes that other items for its prepaid telephone service segment are immaterial.

     The results of operations are affected by the current economic conditions. Business is also driven, in part, by the level of spending by our customers. The ability to identify and capitalize on market changes early in their cycles is a key driver of performance. The Company’s cost-management strategy is to anticipate changes in demand for services and to identify cost-management initiatives in order to manage costs as a percentage of revenues.

     Revenues are driven by the ability to both expand current customer base by securing new agreements with new customers while maintaining existing customer agreements. The ability to add value to customers, and therefore drive revenues, depends in part on the ability to offer quality, market-leading products and to serve customers with a skilled team of professionals.

     Cost of services is primarily driven by the cost of rental merchandise and the cost of personnel, the latter of which consists mainly of compensation and benefits. Cost of rental merchandise as a percentage of revenues is driven by maintaining quality product mix, availability and keeping rental merchandise on active rental agreements. Sales and marketing expense is driven primarily by business development activities; the development of new service offerings; the level of concentration of customers in a particular market; and customer-targeting, image-development and brand-recognition activities. General and administrative costs primarily include costs for personnel who do not work directly with the customer, information systems and office space. The Company seeks to manage these areas in line with changes in activity levels in the business.

     Current economic conditions continue to cause pricing pressures from competitors. The Company believes these conditions have also resulted in a higher than anticipated number of customers being unable to continue their rental contracts for personal financial reasons. The Company is positioning to achieve revenue growth through improved product selection and competitive marketing initiatives. Further, the long-term impact of the current economic environment and pricing pressures of the competitive markets can not be predicted. The Company strives to improve management of costs.

     The Company’s cost-management strategy is to anticipate changes in demand for services and to identify initiatives that may generate cost management as a percentage of revenues. Store-count is managed to meet the anticipated demand, and programs have been implemented to enable the Company to maintain or improve consolidated operating margins, excluding one-time charges.

     Rental-Purchase Acquisitions and Store Openings. Through sales, closures and combinations, the number of stores operated by the Company has decreased from 1,138 as of September 30, 2000, to 1,062 as of September 30, 2002. The following table shows the number of stores opened, acquired, sold, closed and/or combined during this three-year period.

	YEARS ENDED SEPTEMBER 30,

STORES	2000	2001	2002

Open at Beginning of Period	1,114	1,138	1,087
Opened	68	32	0
Acquired	24	2	0
Locations Sold	(4)	(39)	(15)
Closed or Combined	(64)	(46)	(10)

Open at End of Period	1,138	1,087	1,062

     Fiscal 2002 Acquisitions. The Company did not open any new stores or make any new store acquisitions during fiscal 2002.

     Fiscal 2002 Store Sales, Swaps and Closures or Combinations. During fiscal 2002, the Company sold six stores in several transactions in exchange for $0.8 million in cash. The Company recognized a gain of $0.4 million and sold assets with a net book value of $0.4 million as a result of these transactions.

     The Company also entered into asset purchase and exchange agreements whereby the Company exchanged nine stores and approximately $0.1 million in cash for the rental merchandise and rental contracts of ten stores. The Company recognized a gain of approximately $0.5 million and exchanged assets with a net book value of $0.8 million.

     In October 2001, the Company purchased, in exchange for $0.3 million in cash, customer agreements and active rental merchandise that were combined with an existing store. There was no gain or loss on the transaction.

     In addition to the store information discussed above, the following matters should be considered in connection with the discussion of results of operations and financial condition:

•	The Company incurred substantial accounting and legal fees in fiscal 2001 in connection with its accounting investigation and fiscal 2000 audit. The Company incurred $7.9 million of these expenses in fiscal 2001. In fiscal 2002 there was a $1.9 million reimbursement of accounting and legal fees as a result of an insurance recovery. This recovery offset fiscal 2002 expenses of $1.3 million, resulting in income of $0.6 million. The Company anticipates incurring additional legal and other expenses in connection with the class action litigation and governmental investigations which are ongoing.

•	The Company took actions in fiscal 2001, which had the effect of significantly reducing operating income, but which management believes were necessary. Among the actions taken were (1) identifying store merchandise that did not generate normal industry margins and disposing of it, by lowering cash purchase prices or rental rates and terms, (2) writing off approximately $2.1 million of store merchandise that could not be sold or rented on these lower terms or met certain age or condition criteria, (3) closing or combining 46 stores which resulted in charges for early termination of store leases and fixed asset write-offs of approximately $4.3 million.

•	The Company recorded changes in its interest rate swap portfolio of $0.5 million gain and ($12.6) million loss in fiscal 2002 and fiscal 2001, respectively, in accordance with Statement of Financial Standard No. 133 (See Note 10 to the Company’s financial statements at Item 8).

•	Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying Consolidated Statements of Operations for fiscal year ended September 30, 2002, compared to $12.7 million for the year ended September 30, 2001. At September 30, 2002, the Company calculated an impairment to goodwill of $58.9 million, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41.5 million (net of $17.4 million in income taxes). (See Note 4 to the Company’s financial statements at Item 8).

USE OF ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to litigation, liability for self-insurance, impairment of goodwill and other intangibles, based on currently available information. Changes in facts and circumstances may result in revised estimates.

SIGNIFICANT ACCOUNTING POLICIES

     Revenue. Rental merchandise is rented to customers pursuant to rental agreements, which provide for either weekly, biweekly, semi-monthly or monthly rental payments collected in advance. Revenue is recognized as collected, not over the rental term, since at the time of collection the rental merchandise has been placed in service and costs of installation and delivery have been incurred. This method of revenue recognition does not produce materially different results than if rental revenue was recognized over the weekly, biweekly, semi-monthly or monthly rental term.

     Rental Merchandise Depreciation. The Company uses the units of activity depreciation method for all rental merchandise except computers. Under the units of activity method, rental merchandise is depreciated as revenue is collected or earned during free-rent promotions. Thus rental merchandise is not depreciated during periods when it is not on rent and therefore not generating rental revenue. Personal computers, added to the Company’s product line in June 1999, are principally depreciated on the straight-line basis beginning on acquisition date over 12 months to 24 months, depending on the type of computer. Write-offs of rental merchandise arising from customers’ failure to return merchandise, obsolescence and losses due to excessive wear and tear of merchandise are recognized using the direct write-off method, which is materially consistent with the results that would be recognized under the allowance method. The Company reviews this analysis from time to time in order to make this determination.

     Prepaid Phone Service. Prepaid phone service is provided to customers on a prepaid month-to-month basis. Prepaid phone service revenues are comprised of monthly service revenues and activation revenues. Monthly service revenues are recognized on a straight-line basis over the related monthly service period, commencing when the service period begins. The cost of monthly service is also recognized over the monthly service period and is included in “cost of prepaid phone service” in the Statement of Operations. Activation revenues and costs are recognized on a straight-line basis over the average estimated life of the customer relationship. The Company reviews the average estimated life of the customer from time to time in making this determination.

     Closed Store Reserves. From time to time, the Company closes or consolidates retail stores. An estimate is recorded of the future obligation related to closed stores based upon the present value of the future lease payments and related commitments, net of estimated sublease income. If the estimates related to sublease income are not correct, the actual liability may be more or less than the liability recorded, and the Company adjusts the liability accordingly.

     Company Insurance Programs. The Company is primarily self-insured for health, workers’ compensation, automobile, and general liability costs. The self-insurance liability for health costs is determined actuarially based on claims filed and an estimate of claims incurred but not yet reported. The self-insurance liability for workers’ compensation, automobile and general liability costs are determined actuarially based on claims filed and company experience. Losses in the workers’ compensation, automobile and general liability programs are pre-funded based on the insurance company’s loss estimates. Loss estimates will be adjusted for developed incurred losses at 18 months from policy inception and every 12 months thereafter. Retrospective adjustments to loss estimates are recorded when determinable and probable.

     Income Taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at year end using income tax rates under existing legislation expected to be in effect at the date such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items may expire before the Company is able to realize their benefit, or that future deductibility is uncertain. Deferred income taxes are adjusted for tax rate changes as they occur.

     Goodwill. Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying Consolidated Statements of Operations for fiscal year ended September 30, 2002, compared to $12.7 million for the year ended September 30, 2001. At September 30, 2002 the Company calculated an impairment to goodwill of $58.9 million, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41.5 million (net of $17.4 million in income taxes). (See Note 4.)

RESULTS OF OPERATIONS

     On December 17, 2002, the Company entered into a definitive purchase agreement to sell rental merchandise and related contracts of 295 stores to Rent-A-Center, Inc. Accordingly, the financial statements for all periods presented have been restated to report the results of this component as discontinued operations.

As an aid to understanding the Company’s operating results, the following table expresses certain items of the Company’s Consolidated Statements of Operations for the years ended September 30, 2002, 2001 and 2000 as a percentage of total revenues.

	YEARS ENDED SEPTEMBER 30,
	2002	2001	2000

Revenues:
Rental	79.9%	79.6%	83.8%
Prepaid phone service	7.6	6.7	2.0
Other	12.5	13.7	14.2

Total revenues	100.0	100.0	100.0
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	27.0	30.1	26.4
Property and equipment	5.0	5.6	5.2
Amortization of intangibles	0.5	3.0	2.6
Cost of prepaid phone service	4.8	3.9	1.3
Salaries and wages	24.6	24.7	26.4
Advertising, net	5.5	3.9	4.2
Occupancy	6.4	7.7	7.6
Other operating expense	21.5	25.4	31.0

Total costs and operating expenses	95.3	104.3	104.7
Operating income (loss)	4.7	(4.3)	(4.7)
Interest expense	(8.7)	(6.9)	(4.9)
Interest income	0.1	0.1	—
Equity in loss of subsidiary	—	—	(0.1)
Amortization#deferred financing costs	(0.3)	(0.2)	(0.1)
Other income (expenses), net	0.5	(2.1)	0.4

(Loss) before income taxes, cumulative effect of change in accounting principle and extraordinary item	(3.7)	(13.4)	(9.4)
Income tax expense (benefit)	3.4	—	—

(Loss) before cumulative effect of change in accounting principle and extraordinary item	(7.1)	(13.4)	(9.4)
Cumulative effect of change in accounting principle	(8.4)	—	—
Income (loss) from discontinued operations	—	1.1	3.4

Net (loss)	(15.5)%	(12.3)%	(6.0)%

FISCAL 2002 COMPARED TO FISCAL 2001

     Total Revenues. Total revenues decreased $21.9million or 4.3%, to $493.4 million from $515.3 million. This decrease is attributable to a decrease in revenues of $24.9 million in the household rental segment offset by an increase in revenues of $3.0 million in the prepaid telephone service segment. The $24.9 million decrease in revenue in the household rental segment is due to a 0.5% decrease in same store revenues and the closing or selling of 25 under-performing stores since September 30, 2001.

     Same store rental revenues increased 0.9% as compared to the same period last year. This increase is primarily due to increased deliveries of higher-end, higher margin merchandise. Same store processing and insurance fee revenues decreased 7.5% as compared to the prior year. This is attributed to reductions in the Company’s collection of liability damage waiver and processing fees. Same store early purchase option and sales revenue decreased 5.2% as compared to the same period last year. The prior fiscal year had a significant amount of product sales to eliminate lower-end, lower-margin merchandise from the Company’s product mix. The Company lowered cash purchase prices on merchandise identified as generating margins lower than industry norms.

     Depreciation and Amortization. Depreciation expense related to rental merchandise decreased to 27.0% as a percentage of total revenues from 30.1%. In fiscal 2002, the Company took steps to increase gross profit margins on rental contracts. These steps included introducing higher-end, higher-margin merchandise to the stores, increasing rental rates on certain core products to competitive market rates, increasing weekly rental rates of personal computers to competitive market rates, and implementing a program to eliminate free Internet service by replacing it with a prepaid, unlimited Internet product. The Company expects depreciation expense as a percentage of total revenues to continue decreasing as product margins improve due to enhanced rental rates and turns as a result of the factors discussed above.

     Amortization of goodwill and other intangibles decreased to 0.5% as a percentage of total revenues from 3.0%. This decrease is due to the adoption of Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”). SFAS No. 142 requires the cessation of amortization of goodwill and other indefinite-lived intangibles on the balance sheet. Goodwill and other indefinite lived intangibles on the balance sheet must then be tested for impairment at least annually. The Company completed step one, the transitional goodwill impairment test and determined that goodwill is impaired in the household rental segment. Such testing resulted in a goodwill impairment charge recorded in “Cumulative Effect of Change in Accounting Principle” in the Consolidated Statement of Operations as a loss of $41.5 million (net of $17.4 million in income taxes).

     Cost of Prepaid Phone Service. The cost of prepaid phone service increased to $23.7 million, or 4.8% of total revenues, from $20.0 million, or 3.9% as a percentage of total revenues. Cost of prepaid phone service, as a percentage of prepaid phone service revenues, increased to 62.8% from 57.5%. This increase is primarily due to the growth in the number of customer lines serviced and an increase in the mix of new customers to the total customer base. The increase in new customers results in higher costs due to ILEC activation fees. This increase is also the result of the FCC allowing the ILECs to increase EUCL monthly charges for residential lines during mid-year calendar 2001. The Company has reacted to the EUCL increases by adjusting retail prices to the customer based on targeted margins. These price increases were implemented in the first quarter of fiscal 2002.

     Salaries and Wages. Salaries and wages decreased by $5.8 million due to the Company’s continued effort to better manage store staffing levels and overtime and the result of a reduction of corporate staffing levels.

     Advertising. Advertising expense increased $6.8 million, from $20.3 million in 2001 to $27.1 million in 2002. Included in this increase is an additional $4.4 million for air-time, $2.7 million in distribution costs, consisting primarily of postage, and $1.5 million for the advertising campaign titled “Fall Kickoff Extravaganza”. In addition, there was a reduction in advertising rebates resulting in an increase of net advertising costs by $2.2 million. Offsetting this increase was a decrease in production costs of $3.7 million.

     Other Operating Expenses. Other operating expense decreased by $24.9 million to $106.0 million from $130.9 million. This decrease is primarily due to lowered rental merchandise losses of $8.4 million, lowered service costs of $3.2 million, lowered telephone costs of $1.2 million, lowered training and conference costs of $1.0 million, lowered utilities costs of $1.6 million, lowered Club Plan expense of $0.9 million, lowered accounting fees of $1.7 million, and lowered legal and professional fees of $8.2 million. For fiscal 2002 and 2001, accounting fees, legal fees and consulting fees related to the fiscal 2000 audit and investigation were $1.3 and $7.9 million, respectively. During fiscal 2002, the Company was reimbursed $1.9 million as a result of an insurance recovery.

     The decrease in other operating expense was partially offset by a charge of $4.6 million against income consisting of a $3.6 million retrospective upward adjustment of the Company’s fiscal 2001 property/casualty insurance premium and a $1.0 million upward adjustment of the Company’s pre-2001 property/casualty insurance premium reserves.

     Interest Expense. Interest expense increased $7.2 million from 6.9% to 8.7% of total revenues. The Company’s credit facility requires the Company to accrue additional payment-in-kind interest at a rate of 200 to 500 basis points that is due and payable on the maturity date of its term loans. This payment-in-kind interest amounted to $15.0 million in fiscal 2002. Offsetting this increase is a decrease in other interest expense of $6.2 million. This decrease is due to a lower effective interest rate. In the comparable period in fiscal 2001, the Company was in default under the bank credit facility and operated under a forbearance agreement. The Company amended its credit facility due to the refinancing of its senior credit facility on October 5, 2001. As a result of amending the credit facility, the Company wrote off a portion of the bank fees associated with previous amendments to the credit facility. The amount of $3.4 million was the deferred finance cost related to the term loans and was recorded in interest expense in fiscal 2002 as a result of the adoption of SFAS 145.

     Other Income (Expense), Net. Other income was $2.4 million in fiscal 2002 compared to other expense of $10.8 million for fiscal 2001. This change is primarily due to a positive change in the fair market value of the interest rate swap portfolio, which resulted in income of $0.5 million for the year ended September 30, 2002, compared to an adverse change of $12.6 million for 2001. Other income for fiscal 2002 includes gain on the sale of stores. The Company entered into several small transactions to sell fifteen under-performing stores. The Company recognized a net gain of $0.9 million on these store sale transactions.

     Income Tax Expense. For the year ended September 30, 2002, the Company recorded income tax expense of $16.5 million in connection with the adoption of SFAS 142 and recording local income taxes. SFAS 142 stops the amortization of goodwill for book purposes, but for tax purposes it continues to be deductible and amortizable in accordance with the current tax laws. The income tax expense for fiscal 2002 attributable to the impact of SFAS 142 adoption results from an increase to the valuation allowance because the Company can no longer look to the reversal of the deferred tax liability associated with the tax deductible goodwill to offset its deferred tax assets in accordance with SFAS 109 “Accounting for Income Taxes.” The impact of the continued tax-deductible goodwill will result in tax expense in future years to the extent the Company has a full valuation allowance. The Company recorded no income tax benefit for fiscal 2002 and 2001 related to the operating losses due to the uncertainty of its realization. There was no tax benefit since all opportunities for loss carrybacks have been previously utilized. There are approximately $10.9 million of net operating losses that expire during fiscal years 2005 through 2018. Net operating losses approximating $43.1 million, $36.4 million, $48.1 million and $28.2 million expire during fiscal years 2019, 2020, 2021 and 2022, respectively. The net deferred tax asset of $63.9 million for fiscal 2002 and the net deferred tax asset of $34.2 million for fiscal 2001 has been fully offset by a valuation allowance based on management’s determination that it is more likely than not that the deferred tax assets may not be realized. The Company’s federal and state tax benefit for fiscal 2002 and fiscal 2001 is lower than the statutory rate primarily due to the deferred tax valuation allowance and nondeductible goodwill.

     Cumulative Effect of Change in Accounting Principle. Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption. Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying Consolidated Statements of Operations for fiscal year ended September 30, 2002, compared to $12.7 million for the year ended September 30, 2001. At September 30, 2002 the Company calculated an impairment to goodwill of $58.9 million, recorded in “Cumulative Effect of Change in Accounting Principle” in the amount of $41.5 million (net of $17.4 million in income taxes).

     Income (Loss) from Discontinued Operations. On December 17, 2002, the Company entered into a definitive purchase agreement to sell 295 stores to Rent-A-Center, Inc. for approximately $101.5 million. These stores are all included in the household rental segment. Related operating results, in accordance with SFAS 144, have been reported as discontinued operations (see Note 2). Loss from discontinued operations was ($112) in fiscal year 2002, as compared to income from discontinued operations of $5,682 in fiscal year 2001. The decrease in income is attributed to a decrease in same store revenues, as discussed in the total revenue section above. In addition, there was a $2.6 million increase in interest expense included in discontinued operations year over year because of the payment-in-kind component of interest expense in effect for fiscal year 2002 not effecting fiscal year 2001.

FISCAL 2001 COMPARED TO FISCAL 2000

     Total Revenues. Total revenues increased $48.0 million, or 10.3%, to $515.3 million from $467.3 million. The increase is attributable to the inclusion of a full year’s results for the stores acquired and opened in fiscal 2000, a full year’s results for DPI, and increased revenues in the Company’s core stores. DPI revenue accounted for $25.5 million, or 53.1%, of the increase. Stores acquired in fiscal 2000 acquisitions accounted for $4.0 million, or 8.3%, of the increase. Stores opened in fiscal 2000 and 2001 accounted for $17.9 million, or 37.3%, of the increase. The Company’s core stores accounted for $14.6 million, or 30.4%, of the increase. These increases were offset by a loss of $14.0 million in revenue that resulted from closed, combined, and sold stores. Same store revenues increased 3.3%. This increase in same store revenues is primarily due to increased computer revenues, prepaid phone service revenues, and merchandise sales revenue.

     Depreciation and Amortization. Depreciation expense related to rental merchandise increased to 30.1% as a percentage of total revenues from 26.4%. This increase is primarily due to the depreciation expense related to computers and the merchandise reduction initiatives undertaken by the Company. Computers (Gateway computers were added to the Company’s product line in June 2000) are depreciated on a straight-line basis over 12 to 24 months, depending on the type of computer. In late fiscal 2001, the Company undertook merchandise reduction sales initiatives to rid the system of lower margin merchandise. As a result of this initiative, the margin on merchandise sales decreased. In fiscal 2001, the Company recorded merchandise sales of $10.9 million with a remaining value on items sold of $14.1 million, or a loss of ($3.2) million. In fiscal 2000, the Company recorded sales of $9.4 million with a remaining value of $8.1 million, or a margin of $1.3 million. The remaining value of merchandise sold is included in depreciation expense.

     Depreciation expense related to property and equipment increased to 5.6% as a percentage of total revenues from 5.2%. This increase is due to the build-outs for new stores and remodels for stores acquired since June 2000.

     Salaries And Wages. Salaries and wages increased by $3.6 million to $127.0 million from $123.4 million primarily due to the addition of a full year’s salaries and wages for stores opened and acquired in 2000. Salaries and wages decreased to 24.7% as a percentage of total revenues from 26.4%. This decrease is due to the Company’s efforts to better manage store staffing levels and overtime. It is also the result of a reduction in corporate staffing levels.

     Occupancy. Occupancy expense increased to $39.4 million from $35.7 million primarily due to the addition of the stores opened and acquired in fiscal 2001. This increase is also due to $3.0 million recorded in association with lease terminations for the stores closed, combined or sold.

     Other Operating Expenses. Other operating expenses decreased by $13.8 million and decreased to 25.4% as a percentage of total revenue from 31.0%. The decrease in other operating expenses includes decreases in write-offs of property and equipment, payroll taxes, state and local taxes, training and conference expenses, and postage. Offsetting these reductions in other operating expenses are increased accounting, legal and professional fees. The Company has incurred greater fees for these services as a result of the investigations into the accounting improprieties. These accounting and legal fees amounted to $7.9 million in 2001.

     Operating Income (Loss). Operating income was a loss of $21.9 million for 2001 and 2000. The household rental segment had an operating loss of $25.6 million while the prepaid telephone service segment had an operating income of $3.7 million. The cumulative decrease is the result of the factors discussed above.

     Interest Expense. Interest expense increased to 6.9% from 4.9% of total revenues. $10.6 million of this increase is due to a higher effective interest rate charged during the period the Company was in default under its bank credit facility and $2.6 million was forbearance fees expense.

     Other Income (Expense), Net. Other expense was $10.8 million in fiscal 2001 compared to income of $1.7 million in fiscal 2000. In fiscal 2001, the Company adopted SFAS No. 133. Under SFAS No. 133, the Company was required to record the fair value of its interest rate swaps as an asset. On October 1, 2000, an asset was recorded in the amount of $2.5 million. An adverse change in fair value of the interest rate swap portfolio amounting to $12.6 million for the year ended September 30, 2001, was charged to other expense. Offsetting this amount are gains on the sale of stores. The Company entered into several small transactions to sell 39 under-performing stores. The Company recognized a net gain of $2.1 million on the store sale transactions.

     Income Tax Expense. In fiscal 2001, the tax benefit for losses has been fully offset by the valuation allowance. There is no tax benefit since all opportunities for loss carry backs have been previously utilized. In fiscal 2000, a tax benefit of $.2 million was recorded. The net deferred tax asset of $34.2 million for fiscal 2001 and the net deferred tax asset of $10.0 million for fiscal 2000 have been fully offset by a valuation allowance based on management’s determination that it is more likely than not, that the net deferred tax assets may not be realized. The Company’s federal and state tax benefit in fiscal 2001 and fiscal 2000 is lower than the statutory rate primarily due to the deferred tax valuation allowance and nondeductible goodwill.

Income (Loss) from Discontinued Operations. On December 17, 2002, the Company entered into a definitive purchase agreement to sell 295 stores to Rent-A-Center, Inc. for approximately $101.5 million. These stores are all included in the household rental segment. Related operating results, in accordance with SFAS 144, have been reported as discontinued operations (see Note 2). Income from discontinued operations was $5,682 for fiscal year 2001, as compared to income from discontinued operations of $15,880 in fiscal year 2000. This decrease is primarily due to the rental merchandise reduction initiatives undertaken by the Company and increases in certain operating expenses, including salaries and benefits, health insurance, fleet costs and occupancy costs.

LIQUIDITY AND CAPITAL RESOURCES

     The Company announced on December 17,2002, that it had entered into a definitive purchase agreement to sell 295 of its stores to Rent-A-Center, Inc. The transaction is expected to close in the second quarter of fiscal 2003. All proceeds from the sale, net of transaction costs, store closing and similar expenses, will be used to pay existing bank debt. This sale will allow the Company to significantly reduce debt and improve its leverage and cash flow ratios. The Company believes that this transaction will improve its ability to refinance its outstanding bank debt on more favorable terms.

     The Company’s capital requirements relate primarily to purchasing additional rental merchandise and replacing rental merchandise that has been sold or is no longer suitable for rent. Our principal sources of liquidity are cash flows from operations, debt capacity available under the credit facility and available cash reserves. Cash flow generated by operating activities in fiscal 2002 was $48.7 million. Cash and cash equivalents totaled $7.3 million and total debt was $277.2 million at September 30, 2002.

     The Company generated $48.7 million in cash from operating activities in fiscal 2002 compared to $94.6 million in cash in fiscal 2001. This decrease is principally due to an increase in the net loss of ($12.9) million adjusted for non-cash items in fiscal 2002. The adjustments result in net cash provided of $27.7 million. The fiscal 2002 non-cash items consist of goodwill impairment charge of $58.9 million, decrease in depreciation and amortization of ($39.2) million and a write off of deferred financing costs of $3.8 million. This $8.8 million provided by operations was offset by increased rental merchandise purchasing activity ($24.8) million, decrease in vendor deposits used ($29.3) million, and reduction in tax refunds received ($8.3) million. The increase in cash provided by discontinued operations of $2.5 is attributable to a decrease in value of rental merchandise and property and equipment held for sale (see Note 2).

     Net cash used in investing activities increased $8.4 million to $10.3 million in fiscal 2002 compared to $1.9 million in fiscal 2001. In fiscal 2002, the Company used $11.4 million for the purchase of property and equipment. This was offset by proceeds from the sale of assets of $2.2 million. In fiscal 2001, capital expenditures included the acquisition of two stores, the opening of 21 stores and the selling of 39 stores in several transactions. The Company funded this project with borrowings on its senior credit facility. The Company used $41.6 million in cash in financing activities in fiscal 2002 compared to $92.8 million in fiscal 2001. The Company used operating cash flow to pay down debt.

     During early fiscal 2001, as a result of the accounting improprieties, the Company became in default of several of the covenants contained in its bank credit facility including, without limitation, the covenants regarding maximum leverage ratio, minimum interest coverage ratio, minimum net worth, fixed charge coverage ratio, and rental merchandise usage and the covenants regarding delivery of monthly, quarterly and annual financial statements. The Company operated under forbearance agreements with its bank lenders through October 5, 2001. The Company’s ability to borrow funds under these forbearance agreements was limited. The Company obtained an amended credit facility on October 5, 2001, that provided the Company with sufficient borrowing capacity and revised loan covenants through December 2003.

     The amended credit facility, co-led by National City Bank, acting as administrative agent, Bank of America, N.A., acting as documentation agent, and Bank of Montreal and Harris Trust and Savings Bank, acting as syndication agents, provided for loans and letters of credit up to $363.5 million consisting of revolving loans and letters of credit of up to a maximum of $75.0 million and varying based on the applicable period, and two term loans designated as Term Loan A for $117.5 million and Term Loan B for $171.0 million. Borrowings under the credit facility bear interest at the Company’s option either at a base rate or a euro-rate. The credit facility expires December 31, 2003. Under the euro-rate option, the Company borrows money based on the London Interbank Offered Rate plus 550-600 basis points. Under the base rate option, the Company borrows money based on the prime interest rate plus 4.5% to 5.5%. In addition, payment-in-kind interest at a rate of 200 to 500 basis points per annum is due and payable in cash on the maturity date of the term loans. The payment-in-kind margin is determined based on the ratio of debt to cash flows from operations during the period. The credit facility requires the Company to meet certain financial covenants and ratios including maximum leverage, minimum interest coverage, minimum tangible net worth, fixed charge coverage, and rental merchandise usage ratios. In addition, in the event that the leverage ratio as measured at June 30, 2003, for the four fiscal quarters then ended, is equal to or greater than 2.25 to 1.00, the Company will issue warrants to the lenders for the purchase of the Company’s common stock. The shares of common stock which will be obtained by the lenders upon the exercise of the warrants shall equal 15% of the total outstanding voting power of all the outstanding shares of the Company immediately prior to the exercise of the warrants.

     On June 24, 2002, the Company amended its credit facility to modify the maximum leverage ratio, the minimum interest coverage ratio and the fixed charge coverage ratio covenants.

     On December 13, 2002, the Company amended its credit facility to modify the maximum leverage ratio, the minimum interest coverage ratio, the minimum consolidated net worth and the fixed charge coverage ratio covenants for periods after September 30, 2002. In consideration for the amendment to the credit facility, the Company will pay 17.5 basis points to approving lenders as an amendment fee. The amendment fee shall be payable the earlier of the receipt of proceeds from material asset sales or December 31, 2003. In the event the Company fails to comply with its covenants in the credit facility, it would be unable to borrow under the facility. The Company expects to comply with covenants based on its 2003 projections. The financial covenants required under the provisions of the amended senior credit facility include the following:

The leverage ratio (which is debt, including capital lease and letter of credit obligations, but not including payment-in-kind interest, plus three times occupancy expense for the four quarters then ended over the sum of cash flow from operations and occupancy expense for the four quarters then ended) cannot exceed 4.60 to 1.00 through March 31, 2003 or 4.50 to 1.00 thereafter.

The interest coverage ratio (which is the consolidated cash flow from operations (net income, amortization, interest expense and income tax expense less non-cash credits to income) over interest expense all for the four quarters then ended) must be at least 0.90 to 1.00 through March 31, 2003 and 1.00 to 1.00 thereafter.

The consolidated net worth shall not be less than $165 million plus 75% of net income with no deduction for losses, 90% of net proceeds from additional equity and 90% of any incremental additive equity associated with any acquisition.

The fixed charge coverage ratio (which is consolidated cash flow from operations minus capital expenditures (excluding rental merchandise) to fixed charges (cash interest expense, income taxes and the current portion of long-term debt including capital leases)) must be at least 0.60 to 1.00 through March 31, 2003 and 0.65 to 1.00 thereafter.

The Company must maintain interest rate protection agreements in an amount of at least $160 million during the period through May 30, 2003 and $100 million after May 31, 2003.

The Company cannot make any individual payments exceeding $1 million or $20 million in the aggregate for a fiscal year to purchase fixed assets including capital and operating leases (excluding leases of vehicles or store sites).

The Company cannot allow the book value of rental merchandise under lease to be less than 77% of the total value of rental merchandise held for rent at the end of each fiscal quarter. The value of jewelry cannot exceed 7.5% of the total value of rental merchandise.

     On April 18, 2002, the Company sold 1 million restricted common shares and warrants (valued according to the Black Scholes valuation method) to acquire 100,000 common shares to Calm Waters Partnership and two other investors (the “Investors”) for $6,000. The warrants have an exercise price of $9.35 per share, subject to adjustment. In addition, the agreement calls for the Investors to purchase an additional 2,640,000 common shares for $16,500 and to receive a warrant to purchase 250,000 shares of common stock at an exercise price equal to the greater of 105% of the last reported sale price of common stock on the day preceding the second closing date or $1.50. The Investors’ obligation to purchase the additional shares is subject to certain conditions including that a replacement of the Company’s existing credit facility occur on or prior to December 31, 2002, conditions related to the Company’s existing class action litigation and ongoing investigations, quarterly aggregate EBITDA, among others. The Company has also agreed to issue a warrant to purchase 333,000 shares of common stock to the Investors if the Company fails to achieve aggregate EBITDA of $80 million or more for the 12-month period commencing on April 1, 2002. The warrant exercise price per share is based upon the Company’s EBITDA for such period.

     The Company also incurred substantial accounting and legal fees in fiscal 2001 in connection with the process of reviewing its financial reporting matters, the investigations of the accounting improprieties and the preparation of its audited financial statement for fiscal 2000. The Company incurred $7.9 million of these expenses in fiscal 2001. In fiscal 2002 there was a $1.9 million reimbursement of accounting and legal fees as a result of an insurance recovery. This recovery offset fiscal 2002 expense of $1.3 million, resulting in income of $0.6 million. The Company anticipates incurring additional legal and other expenses in connection with the class action litigation and governmental investigations which are ongoing.

     The following tables present (in thousands) obligations and commitments to make future payments under contracts and contingent commitments at September 30, 2002.

		Due in less	Due in	Due in	Due after
Contractual Cash Obligation*	Total	than one year	1-3 years	4-5 years	5 years

Long-term debt (1)	$277,121	$31,817	$245,304	$—	$—
Capital lease obligations	18,080	9,311	8,733	36	—
Operating leases	125,384	32,908	65,883	16,809	9,784
Notes Payable	86	16	68	2	—

Total cash obligations	$420,671	$74,052	$319,988	$16,847	$9,784

*	Excludes the 401(k) restorative payments program as well as contingent liabilities including shareholder/derivative lawsuits, as these items cannot be estimated.

(1)	Consists of Term Notes A, Term Notes B and revolving notes.

	Amount of Commitment Expiration Per Period
Other Commercial	Total Amounts	Less than
Commitments	Committed	1 year	1-3 years	4-5 years	Over 5 years

Lines of credit	—	—	—	—	—
Standby letters of credit	$8,770	$8,770	—	—	—
Guarantees	—	—	—	—	—

Total commercial commitments	$8,770	$8,770	$—	$—	$—

SEASONALITY AND INFLATION

     Management believes that operating results may be subject to seasonality. In particular, the fiscal fourth quarter generally exhibits a slight tightening of customer spending habits commensurate with summer vacations, back-to-school needs and other factors. Conversely, the first quarter typically has a greater percentage of rentals because of traditional holiday shopping patterns. Management plans for these seasonal variances and takes particular advantage of the first quarter with product promotions, marketing campaigns, and employee incentives. Because many of the Company’s expenses do not fluctuate with seasonal revenue changes, such revenue changes may cause fluctuations in the Company’s quarterly earnings.

     During the year ended September 30, 2002, the costs of rental merchandise, store lease rental expense and salaries and wages have increased modestly. These increases have not had a significant effect on the Company’s results of operations because the Company has been able to charge commensurately higher rental for its merchandise. This trend is expected to continue in the foreseeable future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 address financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company is currently evaluating the provisions of this statement.

     In April 2002, FASB issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 updates, clarifies, and simplifies existing accounting pronouncements. The Company is currently evaluating the provisions of this Statement. The Standard will require reclassification of the current year extraordinary item to other operating expenses upon adoption.

     In August 2001, FASB issued Statement of Financial Accounting Standards No. 144” Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001.

     In June 2001, FASB issued Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations (“SFAS No. 143”). SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

RENT-WAY, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rent-Way, Inc. (Registrant)

By:
/S/ WILLIAM A. MCDONNELL

Date May 2, 2003	(Signature)
William A. McDonnell
Vice President and Chief Financial Officer

By:
/S/ JOHN A. LOMBARDI

Date May 2, 2003	(Signature)
John A. Lombardi
Chief Accounting Officer and Controller